Exhibit 10.1

Agreement and Plan of Merger

by and among

Zoom Telephonics, Inc.,

Elm Acquisition Sub, Inc.,

Minim Inc.

and

the Representative (as defined herein)

November 12, 2020

TABLE OF CONTENTS

Page

Article 1 CERTAIN DEFINITIONS		2
Article 2 THE MERGER		2
2.1	The Closing	2
2.2	Effects of the Merger	2
2.3	Cancellation and Conversion of Capital Stock	3
2.4	Treatment of Stock Options, Other Stock-Based Compensation and Convertible Notes	4
2.5	Exchange Procedures	5
2.6	Consideration; Closing Deliveries	6
2.7	Dissenting Shares	7
2.8	Withholding Rights	7
2.9	Lost Certificates	8
2.10	Closing Statements	8
2.11	Further Assurances	8
2.12	Tax Treatment	8
Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.1	Organization and Good Standing	9
3.2	Subsidiaries	9
3.3	Power, Authorization and Validity	9
3.4	Capitalization of the Company; Indebtedness	10
3.5	No Conflict; Consents	12
3.6	Litigation	12
3.7	Taxes	12
3.8	Related Party Transactions	14
3.9	Company Financial Statements; Undisclosed Liabilities	14
3.10	Title to Properties	14
3.11	Absence of Certain Changes	14
3.12	Contracts, Agreements, Arrangements, Commitments and Undertakings	17
3.13	No Default	19
3.14	Intellectual Property	19
3.15	Privacy and Data Protection	22
3.16	Compliance with Laws	23
3.17	Employees and Employee Benefits	24
3.18	Books and Records	27
3.19	Insurance	28
3.20	Environmental Matters	28
3.21	Customers and Suppliers	28
3.22	Accounts Receivable	29
3.23	Anti-Corruption and Anti-Bribery Laws	29
3.24	Trade Compliance	29
3.25	Company PPP Loan	30
3.26	No Brokers	30
3.27	Disclaimer	30
Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		30
4.1	Organization and Good Standing	30
4.2	Subsidiaries	31
4.3	Power, Authorization and Validity	31
4.4	No Conflict; Consents	32

i

4.5	Capitalization	33
4.6	Parent Common Stock	33
4.7	Indebtedness	33
4.8	Parent SEC Reports	33
4.9	Litigation	34
4.10	Absence of Changes	34
4.11	Related Party Transactions	34
4.12	Takeover Protections	34
4.13	Real Property Holding Corporation	34
4.14	Investment Company	34
4.15	Parent PPP Loan	34
4.16	No Brokers	35
4.17	Tax Treatment	35
4.18	Inspection; No Other Representations	35
4.19	Disclaimer	35
Article 5 COVENANTS		36
5.1	Advise of Changes	36
5.2	Conduct of Business	36
5.3	Approval of Company Stockholders	37
5.4	No Other Negotiations	37
5.5	Access to Information; Confidentiality	38
5.6	Satisfaction of Conditions Precedent	38
5.7	Certain Employee Benefits Matters	39
5.8	Preparation of Certain Financial Statements	39
5.9	Director and Officer Indemnification	40
Article 6 AGREEMENTS RELATING TO PARENT COMMON STOCK		42
6.1	Private Placement	42
6.2	Restrictions on Transfer	42
6.3	Legends	42
6.4	Registration Rights	43
Article 7 CONDITIONS TO CLOSING OF THE MERGER		46
7.1	Conditions to Each Party’s Obligation to Effect the Merger	46
7.2	Additional Conditions to Obligations of Parent and Merger Sub	47
7.3	Additional Conditions to Obligations of the Company	49
Article 8 TERMINATION OF AGREEMENT		50
8.1	Termination by Mutual Consent	50
8.2	Unilateral Termination	50
8.3	Effect of Termination	51
Article 9 NO SURVIVAL/REPRESENTATION AND WARRANTY INSURANCE		51
9.1	No Survival	51
9.2	R&W Insurance	51
Article 10 TAX MATTERS		51
10.1	Tax Returns	51
10.2	Cooperation	52
10.3	Tax Audits	52

Article 11 MISCELLANEOUS		52
11.1	Appointment of Representative	52
11.2	Governing Law; Jurisdiction; Venue	54
11.3	Assignment; Binding Upon Successors and Assigns	54
11.4	Severability	54
11.5	Counterparts	54
11.6	Other Remedies	55
11.7	Amendments and Waivers	55
11.8	Expenses	55
11.9	Notices	55
11.10	WAIVER OF JURY TRIAL	55
11.11	Third-Party Beneficiary Rights	55
11.12	Public Announcement	56
11.13	Confidentiality	56
11.14	Interpretation	56
11.15	Conflicts Waiver; Privilege	56
11.16	Entire Agreement	57

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A
Defined Terms
Exhibit B
Form of Written Consent
Exhibit C
Form of Support Agreement
Exhibit D
Form of Certificate of Merger
Exhibit E
Form of Amended and Restated Certificate of Incorporation of the Company
Exhibit F
Form of Letter of Transmittal
Exhibit G
Form of Investor Questionnaire
Exhibit H
Form of Director and Officer Resignation and Release
Exhibit I
Form of FIRPTA Certificate
Exhibit J
R&W Policy

SCHEDULES

Disclosure Schedules

Schedule 1.1(a)
Major Stockholders
Schedule 1.1(b)
Key Employees
Schedule 1.1(c)
Investors
Schedule 2.2(c)
Merger Sub Directors and Officers
Schedule 2.4(c)
Convertible Notes
Schedule 3.1(a)
Jurisdictions
Schedule 3.1(b)
Company Directors and Officers

Schedule 3.4(a)
Capitalization; Merger Consideration Pro Rata Share
Schedule 3.4(c)
Company Stock Options and Restricted Stock
Schedule 3.4(f)(i)
Indebtedness
Schedule 3.4(f)(ii)
Estimated Company Transaction Expenses
Schedule 3.6
Litigation
Schedule 3.8
Related Party Transactions
Schedule 3.9
Company Financial Statements
Schedule 3.12
Material Contracts
Schedule 3.14
Intellectual Property
Schedule 3.15
Privacy and Data Protection
Schedule 3.17
Employees and ERISA
Schedule 3.18
Books and Records
Schedule 3.19
Insurance
Schedule 3.20
Environmental Matters
Schedule 3.21
Customers and Suppliers
Schedule 3.22
Accounts Receivable
Schedule 7.2(l)
Required Consents
Schedule 7.2(j)
Terminated Agreements
Schedule 11.9
Notice Addresses

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 12, 2020 (the “Agreement Date”) by and among Zoom Telephonics, Inc., a Delaware corporation (“Parent”), Elm Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Minim Inc., a Delaware corporation (the “ Company”), and prior to the Effective Time, Graham Chynoweth, and after the Effective Time, David Aronoff, solely in each such Person’s capacity as representative of the stockholders of the Company for certain purposes described in this Agreement (the “Representative”).

Recitals

A.           The parties intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the “Surviving Entity”), on the terms and subject to the conditions set forth in this Agreement and pursuant to the Delaware General Corporation Law (as the same may be amended from time to time, the “DGCL”).

B.           The board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, and (ii) approved and declared advisable this Agreement and the transaction contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, pursuant to the applicable provisions of the DGCL.

C.           The board of directors of Parent has duly established the Strategy Committee consisting only of independent and disinterested directors of Parent to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated hereby.

D.           The Strategy Committee of the board of directors of Parent (the “Strategy Committee”) has unanimously (i) determined that it is fair to and in the best interests of Parent and its stockholders for Parent to enter into this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable, (ii) recommended that the board of directors of Parent (A) declare this Agreement and the consummation of the transactions contemplated hereby, including the Merger, advisable and (B) approve this Agreement and the transactions contemplated hereby, including the Merger.

E.           The board of directors of Parent, acting following the recommendation of the Strategy Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the transaction contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, pursuant to the applicable provisions of the DGCL.

F.           The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and Parent (as the sole stockholder of Merger Sub), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and (iii) submitted this Agreement to Parent (as the sole stockholder of Merger Sub) and recommended that Parent (as sole stockholder of Merger Sub) approve and adopt this Agreement and the transaction contemplated hereby, including the Merger.

G.           Parent, as the sole stockholder of Merger Sub, will, promptly following the execution and delivery of this Agreement, approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

H.           Immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the Company Stockholders have executed and delivered to the Company, and the Company has delivered to Parent, a true, correct and complete copy of a stockholder written consent in the form attached hereto as Exhibit B which, upon receipt of consents of the Requisite Stockholders, shall evidence the Stockholder Approval (the “Written Consent”).

I.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Schedule 1.1(a) (the “Major Stockholders”) shall execute and deliver to Parent support agreements in substantially the form attached hereto as Exhibit C (each a “Support Agreement”).

L.           Each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger, as set forth in this Agreement.

M.           For U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368 of the Code and this Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Agreement

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, capitalized terms shall have the meanings given to such terms on Exhibit A hereto.

ARTICLE 2

THE MERGER

2.1           The Closing. Subject to the earlier termination of this Agreement pursuant to Article 8, the closing of the Merger (the “Closing”) shall take place by teleconference or through electronic exchange of transaction documents at 10:00 a.m. Eastern time on the third Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article 7 (other than those conditions that, by their terms, are to be satisfied by action to be taken at Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as Parent and the Company agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time of such filing and acceptance by the Secretary of State of the State of Delaware or at such later time as is set forth in the Certificate of Merger, and such time shall be referred to herein as the “Effective Time.”

2.2           Effects of the Merger.

(a)           At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall be the surviving entity of the Merger pursuant to the terms of this Agreement and the Certificate of Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Entity and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Entity, all as provided under the DGCL.

(b)           As of the Effective Time, by virtue of the Merger, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto, and as so amended and restated, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the Company bylaws shall be amended in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity or as provided by applicable Law.

(c)           As of the Effective Time, by virtue of the Merger, the directors and officers of Merger Sub, identified on Schedule 2.2(c), as in effect immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office until their respective successors are duly elected or appointed or until their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

2.3           Cancellation and Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)           Cancellation of Certain Company Common Stock. Each share of the Company Common Stock that is owned by the Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (the “Canceled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Conversion of the Company Common Stock and Company Preferred Stock. Each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Dissenting Shares) shall be converted into the right to receive from Parent, without interest: (i) validly issued, fully paid and nonassessable shares of Parent Common Stock in an amount equal to the Exchange Ratio, and (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(e).

(c)           Cancellation of Shares. At the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and all shares of Company Common Stock and Company Preferred Stock shall be canceled and shall cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, without interest and subject to the terms of this Agreement including Section 2.6(b), (A) the Merger Consideration in accordance with Section 2.6(a), and (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(e).

(d)           Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Entity with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(e)           Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock or Company Preferred Stock pursuant to Section 2.3(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount without interest equal to such fractional amount multiplied by the Closing Reference Price.

2.4           Treatment of Stock Options, Other Stock-Based Compensation and Convertible Notes.

(a)           Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.4. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b)           Company Restricted Stock. The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions (“Company Restricted Stock”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a share of Parent Restricted Stock in accordance with this Section 2.4(b). Each share of Parent Restricted Stock shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Stock immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions), along with such transfer restrictions as may be required by applicable federal or state securities Laws. As of the Effective Time, each such holder of Company Restricted Stock so assumed and converted shall receive that number of whole shares of Parent Restricted Stock equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Restricted Stock held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(c)           Company Convertible Notes. Prior to the Effective Time, the Company shall enter into arrangements with the holders of the convertible notes of the Company set forth on Schedule 2.4(c) to be exchanged for an aggregate of 148,006 shares of Company Common Stock to be allocated pro rata among holders of such convertible notes for each $1.00 outstanding principal amount of, and interest accrued and unpaid on, such convertible notes at the time of such exchange.

(d)           Resolutions and Other Company Actions. At or prior to the Effective Time, the Company board of directors shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.4.

(e)           Parent Actions. At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that shall be subject to Parent Equity Awards as a result of the actions contemplated by this Section 2.4. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards.

2.5           Exchange Procedures.

(a)           Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint Computershare Inc., or another entity that is reasonably acceptable to Parent and the Company (the “Exchange Agent”) to act as the agent for the purpose of distributing the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Entity to deposit, with the Exchange Agent in accordance with the terms of an exchange agent agreement in a form reasonably satisfactory to Parent and the Company (the “Exchange Agent Agreement”) to be executed at or prior to the Closing by Parent and the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as a portion of the Merger Consideration pursuant to Section 2.6(a) (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares shall be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.3(e). Such shares of Parent Common Stock and cash solely for fractional shares deposited with the Exchange Agent pursuant to this Section 2.5(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)           Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock at the Effective Time, whose Company Capital Stock was converted pursuant to Section 2.3(b) into the right to receive the Closing Payment in accordance with Section 2.6, a letter of transmittal in substantially the form attached hereto Exhibit F (a “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Parent and the Surviving Entity may reasonably specify) for use in such exchange. Each holder of shares of Company Capital Stock that have been converted into the right to receive the Closing Payment in accordance with Section 2.6 shall be entitled to receive the Closing Payment into which such shares of Company Capital Stock have been converted pursuant to Section 2.3(b) in respect of the Company Capital Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.3(e), upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be canceled.

(c)           Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Entity. No losses with respect to any investments of the Exchange Fund shall affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund shall be payable to Parent or the Surviving Entity, as Parent directs.

(d)           Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Entity. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article II.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Capital Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.

(g)           Distributions with Respect to Unsurrendered Shares of Company Capital Stock. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Notwithstanding any provision of this Agreement to the contrary, no dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Capital Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.9) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.5. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Capital Stock in accordance with this Section 2.5, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

2.6           Consideration; Closing Deliveries.

(a)           Merger Consideration. For all purposes of this Agreement, the term “Merger Consideration” shall mean the aggregate number of shares of Parent Common Stock issuable upon the conversion of Company Common Stock and Company Preferred Stock pursuant to the Merger in accordance with Section 2.3(b) (assuming for such purpose that there are no Dissenting Shares).

(b)           Closing Deliveries. At the Closing, subject to the terms and conditions set forth in this Agreement, Parent shall deliver or cause to be delivered the following “Closing Payments” as follows:

(i)           the amount(s) payable to each Person designated by the invoices delivered pursuant to Section 7.2(m) in respect of the Company Transaction Expenses to the bank accounts designated in such invoices; and

(ii)           the Merger Consideration as represented by (x) the shares of Parent Common Stock and (y) cash solely for fractional shares to the Exchange Agent for deposit in the Exchange Fund payable to the Company Stockholders pursuant to Section 2.3(e), with such aggregate consideration being further distributable by the Exchange Agent to the Company Stockholders in accordance with each Company Stockholder’s Merger Consideration Pro Rata Share as set forth on Schedule 3.4(a).

Payments of the Closing Payment made pursuant to Sections 2.6(b)(i) and Section 2.6(b)(ii)(y) above shall be made in the form of cash by wire transfer of immediately available U.S. funds. Delivery of the Closing Payment made pursuant to Section 2.6(b)(ii)(x) above shall be comprised of shares of Parent Common Stock (value based on the Closing Reference Price). No fraction of a share of Parent Common Stock shall be issued in connection with the payment of the Closing Payment, but shall be paid in cash without interest as provided in Section 2.3(e).

2.7           Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, any Company Stockholder who is entitled to demand and properly demands appraisal of the Company Capital Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time and shall automatically be converted into and shall represent only the right to receive the Merger Consideration, without interest thereon, and shall not thereafter be deemed to be Dissenting Shares.

(c)           The Company shall give Parent prompt written notice of (i) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (ii) any withdrawal or attempted withdrawal of any such demand; and (iii) any other demand, notice or instrument relating to any demand for appraisal delivered to the Company prior to the Effective Time pursuant to the DGCL. Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.8           Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Entity, as the case may be, and are paid to the applicable Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Entity, as the case may be, made such deduction and withholding. Parent shall notify the Company promptly upon becoming aware that any such deduction or withholding may be required.

2.9           Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be delivered in respect of the shares of Company Capital Stock formerly represented by such Certificate as contemplated under this Article II.

2.10           Closing Statements. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Company Closing Statement”) which sets forth the Company’s good faith estimate of all accrued and unpaid Company Transaction Expenses as of the Effective Time (including an itemized list thereof and wire transfer instructions with respect to each payee of unpaid Company Transaction Expenses) (collectively, the “Estimated Company Transaction Expenses”). The Company Closing Statement shall be prepared by the Company in good faith and certified by the Company’s Chief Executive Officer. The Company shall provide Parent and its accounting and financial staff, auditors and advisors reasonable access to the Books and Records of the Company and its accounting and financial staff in connection with Parent’s review thereof. The Company shall consider in good faith changes reasonably requested by Parent to the Company Closing Statement. At least three (3) Business Days prior to the Closing Date, Parent shall deliver to the Company a statement (the “Parent Closing Statement”) which sets forth Parent’s good faith estimate of all accrued and unpaid Parent Transaction Expenses as of the Effective Time (including an itemized list thereof and wire transfer instructions with respect to each payee of unpaid Parent Transaction Expenses) (collectively, the “Estimated Parent Transaction Expenses”). The Parent Closing Statement shall be prepared by Parent in good faith and certified by the Parent’s Chief Financial Officer. Parent shall provide the Company and its accounting and financial staff, auditors and advisors reasonable access to the Books and Records of Parent and its accounting and financial staff in connection with the Company’s review thereof. Parent shall consider in good faith changes reasonably requested by the Company to the Parent Closing Statement.

2.11           Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Entity and their respective officers, directors and managers shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.12           Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and the regulations promulgated thereunder and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each party hereto shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are correct and complete as of the Agreement Date except as otherwise set forth in the schedules prepared by the Company and attached to this Agreement (the “Disclosure Schedules”), which Disclosure Schedules are incorporated by reference herein. The Disclosure Schedules shall be arranged in Sections corresponding to the numbered and lettered Sections of this Article 3, and the disclosures in any Section of the Disclosure Schedules shall provide information regarding, and qualify only, the corresponding numbered and lettered Section of this Article 3, unless and to the extent that (a) cross references to other Sections are set forth in the Disclosure Schedules or (b) it is reasonably apparent due to the nature of the disclosure that such disclosure qualifies one or more of the numbered or lettered Sections of this Article 3. For purposes of this Agreement, a document shall be deemed to have been “made available” by the Company to Parent only if it has been posted in the electronic data site maintained on the “Box” cloud platform on behalf of the Company in connection with the Merger (the “Virtual Data Room”) no later than one (1) Business Day prior to the Agreement Date (and has not been subsequently removed or modified prior to the Agreement Date).

3.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.1(a) sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has made available to Parent true and complete copies of its organizational documents, including its certificate of incorporation, bylaws and any preferred financing documents currently in effect, including all amendments thereto (collectively, the “Charter Documents”). The Company is not in violation of any of the provisions of its Charter Documents. Schedule 3.1(b) sets forth a list as of the Agreement Date of all of the current directors and officers of the Company.

3.2           Subsidiaries. The Company does not currently have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, limited liability company, partnership or other entity.

3.3           Power, Authorization and Validity.

(a)           Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action, subject only to receipt of the Stockholder Approval.

(b)           Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, Merger Sub and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (the “General Enforceability Exceptions”).

(c)           Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a vote of the board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Stockholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).

(d)           Required Vote of Company Stockholders. The affirmative vote or consent of the Requisite Stockholders are the only votes or consents of the holders of any class or series of the capital stock of the Company necessary to adopt or approve this Agreement, the Merger, and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby (such vote or consent, the “Stockholder Approval”). As of the Effective Time, the Company shall have obtained the Stockholder Approval which is in full force and effect. No further vote or consent of any of the Company Stockholders is necessary to adopt this Agreement and approve the Merger, the Company Ancillary Agreements, the transactions contemplated hereby and thereby and the other matters set forth in the Written Consent.

(e)           Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. Since the Company’s date of inception, the Company has never been a party to any stockholder rights agreement, rights plan, “poison pill” or other similar agreement or plan.

3.4           Capitalization of the Company; Indebtedness.

(a)           Authorized and Outstanding Capital Stock of the Company.

(i)           As of the Agreement Date, the authorized capital stock of the Company consists solely of: (x) 16,300,000 shares of Company Common Stock (of which there are currently 5,345,590 shares of Company Common Stock issued and outstanding); and (y) 8,046,756 shares of Company Preferred Stock (of which there are currently 7,986,675 shares of Company Preferred Stock issued and outstanding). As of the Effective Time, after giving effect to the completion of the exchange contemplated by Section 2.4(c), the authorized capital stock of the Company consists solely of: (x) 16,300,000 shares of Company Common Stock (of which there will be 5,493,596 shares of Company Common Stock issued and outstanding); and (y) 8,046,756 shares of Company Preferred Stock (of which there will be 7,986,675 shares of Company Preferred Stock issued and outstanding). The Company Preferred Stock is comprised of: (A) 2,430,990 shares of Company Preferred Stock that is designated as Founder Preferred Stock (of which as of the Agreement Date there are 2,430,990 shares of Founder Preferred Stock issued and outstanding); (B) 2,173,912 shares of Company Preferred Stock that is designated as Series Seed Preferred Stock (of which as of the Agreement Date there are 2,173,912 shares of Series Seed Preferred Stock issued and outstanding); and (C) 3,441,854 shares of Company Preferred Stock that is designated as Series Seed Plus Preferred Stock (of which as of the Agreement Date there are 3,381,773 shares of Series Seed Plus Preferred Stock issued and outstanding). The number and class and series of issued and outstanding equity securities held by each Company Stockholder as of the Agreement Date is set forth on Schedule 3.4(a), no equity securities are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a), and no equity securities shall be issued or outstanding as of the Agreement Date. Schedule 3.4(a) accurately reflects all of the Persons who are entitled to receive any portion of the Merger Consideration, including for such purpose the holders of the convertible notes of the Company described in Section 2.4(c) assuming that the exchange contemplated by Section 2.4(c) has been completed in accordance with its terms, pursuant to the terms of this Agreement and an accurate calculation of their respective Merger Consideration Pro Rata Shares.

(ii)           The Company does not hold any treasury stock and does not otherwise own any Company Common Stock. All issued and outstanding Company Common Stock (other than the Company Restricted Stock) and Company Preferred Stock (x) have been duly authorized and validly issued, are fully paid and nonassessable, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company is a party. The shares of Company Common Stock to be issued pursuant to Section 2.4(c), when so issued, (A) shall have been duly authorized and validly issued, and shall be fully paid and nonassessable, (B) shall have been offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (C) shall not be subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company is a party. There is no Liability for dividends or other distributions accrued and unpaid by the Company.

(b)           Since the Company’s date of inception, the Company has never had more than two thousand (2,000) Company Stockholders of record. To the Knowledge of the Company, no more than ten (10) Company Stockholders are not “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act. To the Knowledge of the Company, each of such Company Stockholders has such knowledge and experience in financial and business matters that make such Company Stockholder capable of evaluating the merits and risks of an investment in the Company and is able to bear all economic risk of investment in the Company, including a complete loss of such Company Stockholder’s investment therein.

(c)           Stock Options and Restricted Stock. Other than the Company Common Stock issuable upon exercise of the Company Stock Options and the Company Restricted Stock in each such case listed on Schedule 3.4(c) and the exchange contemplated by Section 2.4(c), there are no shares of capital stock of the Company or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), profits interests, equity appreciation rights, profit or revenue participation rights, calls or commitments of any character whatsoever to which the Company is a party or is bound or requiring the issuance or sale of any security or other interest in the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other debt with respect to which the holders thereof have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote or consent) with the Company Stockholders on any matter or directly or indirectly exercisable or exchangeable for or convertible into capital stock of the Company.

(d)           No Other Rights. There is no outstanding (i) equity appreciation right, option, restricted equity, “phantom” equity or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the Company or (ii) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any equity security, any equity security or debt convertible into or exchangeable for equity securities or obligating the Company to grant, extend or enter into any such equity appreciation right, option, restricted equity, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated in accordance with Section 7.2(j), there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of the Company.

(e)           Ungranted Stock Options and Restricted Stock. No employee of the Company or any other Person has an offer letter or other Contract that contemplates or commits to making a grant of any Company Stock Options, Company Restricted Stock or any other security of the Company, or has otherwise been promised any option to purchase any Company Common Stock or any other security of the Company, which option has not been granted, or security has not been issued, as of the Agreement Date.

(f)           Indebtedness.

(i)           Schedule 3.4(f)(i) sets forth a true, correct and complete list of all Indebtedness of the Company as of the Agreement Date, including, for each item of Indebtedness, the Contract(s) governing such item of Indebtedness. All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Indebtedness.

(ii)           Schedule 3.4(f)(ii) sets forth a true, correct and complete estimate of all Estimated Company Transaction Expenses as of the Closing Date. The Company Closing Statement, when delivered, will set forth a true, correct and complete list of all of the Company Transaction Expenses as of the Effective Time.

3.5           No Conflict; Consents.

(a)           Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the performance of the Company’s obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment, violation of (with or without notice or lapse of time, or both), acceleration of an obligation or loss of a material benefit, or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (i) any provision of any Charter Documents as currently in effect, (ii) any Law applicable to the Company or any of its assets or properties, (iii) any Contract to which the Company is a party or to which the Company or any of its assets or properties, are bound, (iv) any Governmental Permit, or (v) any judgment, decree or order to which the Company is subject.

(b)           Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company is not required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, release or authorization from, any Person or Governmental Authority in connection with the Merger, this Agreement, the Company Ancillary Agreements or the performance of the Company’s obligations hereunder and thereunder.

3.6           Litigation

. There is no, and since the Company’s date of inception there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company, or, to the Knowledge of the Company, against any present officer or director of the Company in his or her capacity as such. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company or any of its assets or properties. The Company does not have any Action pending against any Governmental Authority or any other Person.

3.7           Taxes.

(a)           Tax Returns, Taxes and Audits.

(i)           The Company (A) has properly completed and timely filed all income and other material Tax Returns required to be filed by them (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, (B) has timely paid all material Taxes required to be paid by them for which payment was due (whether or not shown on any Tax Return), (C) has made (or shall make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, and (D) since the Balance Sheet Date, has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement. The Company has made available to Parent correct and complete copies of all federal and state income Tax Returns filed for all taxable years remaining open under the applicable statute of limitations.

(ii)           No Tax Claim is currently pending or, to the Knowledge of the Company, threatened. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that any of them is or may be required to file any Tax Return in that jurisdiction.

(iii)           There are no requests for rulings or determinations in respect of any Tax pending between the Company and any Governmental Authority.

(iv)           No Tax liens are currently in effect against any of the assets of the Company, other than liens for Taxes not yet delinquent. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed. The Company has not consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.

(v)           During the two (2)-year period ending on the Agreement Date, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(vi)           The Company (i) has not been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, (ii) is party to any Tax Sharing Agreement, or (iii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(vii)           The Company (A) does not have, and has never had, a permanent establishment in any country other than the country in which it is organized and resident, or (B) is not, and has never been, subject to net income Tax in a jurisdiction outside the country in which it is organized or resident.

(viii)           The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any applicable Law) executed before Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any applicable Law); (D) installment sale or open transaction disposition made before Closing; (E) prepaid amount received before Closing outside of the Ordinary Course of Business; or (F) election under Section 108(i) of the Code.

(ix)           The Company has not taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

(b)           Withholding. All Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.

(c)           No Tax Shelters. The Company has (i) no, and has never had any, disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law or (ii) not participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any transaction that is substantially similar to any of those transactions.

3.8           Related Party Transactions. Except for Company Benefit Arrangements disclosed on Schedule 3.17(h) and the Company’s obligations thereunder, the Company is not a party to any Contract with, or indebted, either directly or indirectly, to any of the current or former officers, directors, employees or other Company Stockholders (the “Related Parties”) or, to the Knowledge of the Company, any of their respective Affiliates or immediate family members. The Company has never extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of any personal loan or any other type of loan to any of the Related Parties or, to the Knowledge of the Company, any of their respective Affiliates or immediate family members. To the Knowledge of the Company, except as set forth on Schedule 3.8, none of the Related Parties, and no record or beneficial owner of more than five percent (5%) of any class or series of Company Common Stock and/or Company Preferred Stock, nor any immediate family member of a Related Party, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that does business with, has any contractual arrangement with, or is a competitor of the Company. All Contracts to which the Company is a party are on arms’ length terms.

3.9           Company Financial Statements; Undisclosed Liabilities.

(a)           Schedule 3.9 sets forth the Company Financial Statements. The Company Financial Statements: (i) are derived from the Books and Records of the Company, (ii) fairly present in all material respects, and in accordance with the Accounting Principles, the financial condition of the Company at the dates and for the periods therein indicated, and (ii) have been prepared in accordance with the Accounting Principles applied on a basis consistent with prior periods (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material).

(b)           The Company has no Liabilities that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company or disclosed in the notes thereto, except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business and do not relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, or any environmental Liability and (iii) Company Transaction Expenses. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with the Accounting Principles and are adequate. The Company has no “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.10           Title to Properties. The Company has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the material tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company, or otherwise used in the Business, have been regularly maintained, are in good operating condition and satisfactory repair (normal wear and tear excepted) and are sufficient for the continued operation of the Business (in the manner conducted prior to the Agreement Date) following the Closing. All leases of real or personal property to which the Company is a party are in full force and effect and afford the Company a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full. The Company has never owned any real property.

3.11           Absence of Certain Changes. Since December 31, 2019, the Business has been operated in the Ordinary Course of Business and there has not been any Material Adverse Effect with respect to the Company or the Business. Except as disclosed on Schedule 3.11 or as contemplated by this Agreement, since the Balance Sheet Date, there has not been with respect to the Company any:

(a)           amendment or change in any of the Charter Documents;

(b)           incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Indebtedness;

(c)           assumption, guarantee, endorsement or otherwise of any liability or responsibility for any indebtedness of another Person;

(d)           cancelation of any material third party Indebtedness owed to it;

(e)           acceleration or release of any vesting condition with respect to (i) any equity security or (ii) the right to exercise any right to purchase or otherwise acquire any equity securities, or any acceleration or release of any right to repurchase equity securities upon a securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f)           payment or discharge of any of their Liabilities except for (i) Liabilities shown on the Company Balance Sheet or incurred in the Ordinary Course of Business after the Balance Sheet Date or (ii) Company Transaction Expenses;

(g)           purchase, license, sale, grant, assignment or other disposition or transfer, or any Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the non-exclusive license of its products or services to its customers in the Ordinary Course of Business;

(h)           damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear;

(i)           declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its equity securities, or any split, combination, subdivision, reclassification, recapitalization or similar transaction of its equity securities or any direct or indirect redemption, purchase or other acquisition of any equity securities or any change in any right, preference, privilege or restriction of any of its outstanding securities;

(j)           issuance, sale, disposal of, transfer or grant of any equity securities, capital stock, ownership interests, or other equity interests of any class, or any securities or rights convertible, exercisable or exchangeable for, or evidencing the right to subscribe for any of its shares of equity, securities, capital stock, ownership interests, or other equity interests;

(k)           creation or acquisition of any Subsidiary or the acquisition of any shares or other securities of, or any direct or indirect equity interest in, any Person;

(l)           hiring, termination or resignation of any officer, employee, independent contractor or other service provider;

(m)           change or increase in (or promise to change or increase) the compensation or benefits payable or to become payable to any current or former officers, directors, employees, independent contractors, agents, or other service providers, or change or increase in (or promise to change or increase) any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) made to or with any of such officers, directors, employees, independent contractors, agents or other service providers, except as required by applicable Law or a written Contract in effect as of the Agreement Date and previously made available to Parent and disclosed in the Disclosure Schedules;

(n)           Liability incurred by or to any Related Party, except for normal and customary compensation and expense allowances payable to officers and employees in the Ordinary Course of Business;

(o)           loan, advance or capital contribution to, or any investment in, any Person (other than the advancement of travel expenses to employees in the Ordinary Course of Business);

(p)           (i)  entering into, amendment of, relinquishment, termination or nonrenewal of any Company Material Contract or Company Benefit Arrangement except as required by such Company Material Contract or Company Benefit Arrangement, or Law, (ii) any default under such Company Material Contract or Company Benefit Arrangement, or (iii) any written or, to the Knowledge of the Company, oral indication or assertion by the other party thereto of any material problems with its services or performance under any such Company Material Contract or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract or Company Benefit Arrangement;

(q)           entering into of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $50,000 for any single Contract (or $200,000 in the aggregate among all Contracts that are below $50,000) (other than such Contracts entered into in the Ordinary Course of Business);

(r)           making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Business (other than with Parent and other than with respect to Contracts entered with customers, suppliers or vendors of the Company in the Ordinary Course of Business);

(s)           adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;

(t)           change in accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u)           settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; amendment to or filing (inconsistent with past practice) of any Tax Return; making of (inconsistent with past practice), change in, or revocation of any election in respect of Taxes; adoption, change in, or revocation of any accounting method in respect of Taxes; surrender any right to claim a refund of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v)           deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;

(w)           Action threatened or initiated by or against, or Action or threatened Action settled or otherwise resolved by, the Company;

(x)           capital expenditure made by the Company in excess of $50,000;

(y)           entering into any new line of business; or

(z)           any entry or commitment to enter into, any Contract to do any of the things described in the preceding clauses (a) through (w) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.12           Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 sets forth a list of each Contract of the following types to which the Company is a party or by which the Company or any of its assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:

(a)           any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate annual amount of $50,000 or more;

(b)           any Contract with the users, customers or clients of the Business that involves an amount in excess of $25,000 other than the Standard EULAs;

(c)           any lead generation, dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering or provide marketing services (including referral partners) for the foregoing;

(d)           any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Intellectual Property Rights (A) by the Company for any other Person or (B) for the Company by any other Person, including, in the case of each of clauses (A) and (B), any joint development, (ii) provides for the assignment or other transfer of any ownership interest in Intellectual Property Rights (1) to the Company from any other Person or (2) by the Company to any other Person, (iii) includes any grant of a license to access or use any Intellectual Property Right to any other Person by the Company (other than, with respect to this subsection (iii) only, non-exclusive licenses granted to the end users or customers of the Business in the Ordinary Course of Business pursuant to Contracts substantially in the form of the standard end user agreement(s) of the Company, copies of which have been made available to Parent) (“Standard EULAs”), or (iv) includes any grant of a license to access or use any Intellectual Property Right to the Company by any other Person (other than, with respect to this subsection (iv) only, licenses for (x) Open Source Software and (y) Commercially Available Software);

(e)           any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(f)           any current Company Employee Agreement or other Contract for or relating to the employment by the Company of any director, officer, or employee, but excluding (i) termination agreements pursuant to which there are no continuing payment or indemnification obligations of the Company and (ii) Contracts which do not involve, in each case, an annual payment by the Company in excess of $50,000;

(g)           any current Contract involving any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any equity purchase, option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal;

(h)           any Contract involving any severance, change-of-control, retention or similar payments or benefits;

(i)           any Contract with any current or former (since the Company’s date of inception to the Agreement Date) advisor, independent contractor, or leased employee;

(j)           any Contract relating to or evidencing any Indebtedness or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company, including any Contract that contains an earn-out or other similar contingent payment or obligation;

(k)           any Contract that expressly and materially restricts the Company from (i) engaging in any aspect of their respective businesses, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, independent contractors or other suppliers or customers;

(l)           any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity or equity-linked securities or any options, warrants or other rights to purchase or otherwise acquire any such equity or equity-linked securities, other securities or options, warrants or other rights for the foregoing;

(m)           any current Contract with any labor union or any collective bargaining agreement or similar Contract with the Company’s employees;

(n)           any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled);

(o)           (i) any Contract that includes an obligation by the Company to indemnify any other Person against any claim of infringement or violation of any Intellectual Property Rights, and (ii) any other Contract of guarantee, indemnification or any similar commitment by the Company with respect to the Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii), Standard EULAs;

(p)           any Contract pursuant to which the Company has acquired a business or entity, any securities of any entity, or any significant assets of a business or entity or any Contract that contains an earn-out or other similar contingent payment or obligation;

(q)           any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person;

(r)           any material non-disclosure Contract or other material Contract concerning the use or disclosure of Proprietary Information by, to, or from the Company that is not on the standard form of non-disclosure Contract that has been made available to Parent;

(s)           any (i) lease or license with respect to material tangible personal property and (ii) real property lease or license;

(t)           any Contract with any Governmental Authority, university, college or research center;

(u)           all Contracts to provide or deliver any Company Offering, or to support or maintain any Company Offering, on, in conjunction with, or interoperating with any third party’s products or services, and each commitment to develop, improve or customize any Company Offering;

(v)           all Contracts to provide or deliver any products of the Business, or to support or maintain any product of the Business, on, in conjunction with, or interoperating with any Third-Party Platform, which Third-Party Platform is not currently fully interoperable with such product or service or with respect to which the Company must undertake any efforts to create such interoperability, and each commitment to develop, improve or customize any product or services of the Business;

(w)           all Contracts with any customer or other Person to develop or customize any product or services of the Business, or to provide support for, customize or develop any third-party product, service or platform; or

(x)           any Contract not otherwise listed above that is material to the Company, its business, operations, financial condition, properties or assets.

True, correct and complete copies of each Company Material Contract (including schedules, exhibits and amendments thereto), or summaries of any oral Company Material Contract, have been made available to Parent.

3.13           No Default. Each of the Company Material Contracts is (i) in full force and effect, (ii) a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and (iii) enforceable in accordance with its terms, subject to the General Enforceability Exceptions. There exists no breach or default or event of default under any Company Material Contract on the part of the Company or, to the Knowledge of the Company, with respect to any other contracting party, and there has not occurred any event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would or would reasonably be expected to (1) become a default, event of default or breach under any Company Material Contract, or (2) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (C) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written, or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

3.14           Intellectual Property.

(a)           Schedule 3.14(a) sets forth a true, correct and complete list of all (i) Registered Company Intellectual Property Rights, and (ii) material unregistered Marks and Copyrights owned or purported to be owned by, or exclusively licensed to, the Company. For each item of Registered Company Intellectual Property Rights, Schedule 3.14(a) lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.

(b)           All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within 60 days after the Agreement Date. No issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been canceled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. None of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, or opposition proceeding. All Owned Company IP is fully and freely transferable and assignable.

(c)           The Company is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights owned or purported to be owned by the Company (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. The Company has not granted any exclusive license with respect to any Owned Company IP. No Owned Company IP is subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any material manner, the use, transfer, or (except for non-exclusive licenses listed in Schedule 3.12(d)(iii) and Standard EULAs in each case that would restrict the ability of the Company to grant exclusive licenses) licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property Rights or Company Offering. All Company Intellectual Property Rights that are not Owned Company IP (“Licensed IP”) are validly licensed to the Company pursuant to (A) licenses contained in the Contracts listed on Schedule 3.12(d), (B) Open Source Software licenses set forth in Schedule 3.14(k), or (C) licenses for Commercially Available Software. The Company has (and shall continue to have immediately following the Effective Time) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Business.

(d)           The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights that are used in or, to the Knowledge of the Company, are necessary to enable the Company to conduct the Business as it currently is conducted including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering.

(e)           Neither the conduct of the Business as it is currently conducted, nor any Company Offering, to the Knowledge of the Company, has been or is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third Person.

(f)           The Company has not received any written notice from any Person (i) alleging any infringement, misappropriation, misuse, violation, or unauthorized use or disclosure of any Intellectual Property Rights or unfair competition or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights. To the Knowledge of the Company, there is no reasonable basis for any Person to make any such allegation or challenge and the Company has no reason to believe that any such claim is or may be forthcoming. The Company is not in violation of the terms of any license agreement to access or use any Intellectual Property Rights.

(g)           To the Knowledge of the Company, no Person is infringing, misappropriating, misusing or violating any Company Intellectual Property Rights or Company Offering. The Company has not made any claim against any Person alleging any of the foregoing.

(h)           Neither this Agreement nor the transactions contemplated by this Agreement shall result in: (i) Parent, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights held by the Company as of the Closing Date) or being required to provide any source code for any Company Offering to any third Person or (ii) Parent, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(i)           The Company has taken commercially reasonable measures to protect all Proprietary Information of the Business and all Proprietary Information of any third Person in the possession or control of the Business with respect to which the Company has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed by or on behalf of the Company to any Person other than pursuant to a written Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, director, consultant, and independent contractor of the Business that has been involved in the authorship, invention or other development of any Company Intellectual Property Rights has entered into an enforceable Contract with the Company that effectively and validly assigns to the Company all Intellectual Property Rights developed by such employee, consultant, independent contractor, or director in the scope of his, her or its employment or engagement with the Business (an “Invention Assignment Agreement”) in a form made available to Parent prior to the Agreement Date. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights created by the founders of the Company for or on behalf of or in contemplation of the Business prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(j)           Schedule 3.14(j) sets forth a true and correct list of all third party Software that is (i) incorporated or embedded in or linked or bundled with any Company Software or (ii) except for Commercially Available Software, otherwise used by the Business (and, for each item required to be listed in subschedules (i) or (ii), the name of the licensor or owner of the Software and the Contract under which Software is licensed). None of the source code for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees and independent contractors of the Business who have entered into written confidentiality obligations with the Company with respect to such source code. The Company is not a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code for any Company Software, or that shall otherwise result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Offering to any Person.

(k)           Schedule 3.14(k) sets forth a list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with, or used in the delivery or provision of any Company Software or any Company Offering, and accurately describes (i) Company Software or Company Offerings (if any) to which each such item of Open Source Software relates or if such item is used internally by or on behalf of the Business, and (ii) the manner in which such Open Source Software is or was incorporated, linked or otherwise used. Schedule 3.14(k) also lists (or provides a link to) the applicable license for each such item of Open Source Software. The Company fully complies with all license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with any Company Software or any Company Offering. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with or used in the delivery or provision of any of the Software of the Company or any Company Offering, in each case, in a manner that (i) violates any license term applicable to such Open Source Software, (ii)  requires or purports to require the licensing of any Company Intellectual Property Rights, or any portion of any Company Offering other than such unmodified Open Source Software, for the purpose of making derivative works, (iii) requires or purports to require the disclosure or distribution in source code form of any portion of a Company Offering other than such unmodified Open Source Software, (iv) permits the redistribution or reverse engineering of any Company Offering, or (v) imposes any restriction on the consideration to be charged for the distribution of any Company Offering.

(l)           The Company Software and Company Offerings are free from any material defect or bug, or material programming, design or documentation error. The Company uses industry standard methods to detect and prevent any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to (i) disrupt or damage any use of the Company Software or Company Offerings or related computer systems; (ii) erase, destroy or corrupt any files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)           No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP or otherwise made available to the Company for any other purpose. No Governmental Authority or any university, college or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP.

(n)           All of the Contracts pursuant to which the Company is obligated to provide maintenance, support or other, similar services with respect to a Company Offering licensed to a licensee (collectively, the “Services Agreements”) after the Effective Time are set forth on Schedule 3.14(n). No Services Agreement obligates Parent, the Company or the Surviving Entity, after the Effective Time, to provide any improvement, enhancement, change in functionality, additional functionality or other alteration or addition to the performance of any Company Offering other than error corrections and upgrades if and when made available to customers of the Business generally. The Company has not granted any other Person the right to furnish support or maintenance services with respect to any Company Offering to any other Person. The Company has not undertaken any joint development activities with any other Person.

3.15           Privacy and Data Protection.

(a)           The Company has provided accurate and complete disclosures with respect to its privacy policies and privacy and data practices including providing all types of notice and obtaining all types of consent and/or authorization required by applicable Privacy Laws and/or by mandated by any contractual obligations to which the Company is subject. Such disclosures have not contained any material omissions related to the privacy policies and privacy and data practices of the Company.

(b)           The Company and, to the Knowledge of the Company, each of its subcontractors and agents who collect, store, maintain, transmit or have routine access to Personal Information and User Data, have at all times complied (i) in all respects with all applicable Privacy Laws; (ii) in all respects with all of the policies and practices of the Company regarding privacy and data security; and (iii) with all contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Business of Personal Information or User Data). The Company has not received any claim or complaint regarding its or its agents’ collection, use or disclosure of any data (including Personal Information and User Data). Neither the Company nor, to the Knowledge of the Company, any of its vendors, consultants, agents or suppliers collects, stores, uses, accesses, discloses or transfers Personal Information or User Data outside of the United States of America.

(c)           Schedule 3.15(c) identifies all categories of Personal Information and User Data collected by or maintained by or on behalf of the Business (and the process by which such information is collected) and sets forth all places, whether physical or electronic, where Personal Information and User Data is stored, which of the Company or its subcontractors or agents maintain such storage, and the security policies that have been, or should have been pursuant to contractual arrangements of the Company, adopted and maintained with respect to such places.

(d)           To the Knowledge of the Company, there have not been any actual or alleged incidents of, or claims or Actions related to, data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or User Data or data owned by the Company or provided by the customers of the Business, whether held by the Company or any of its subcontractors, and there are no facts or circumstances which would reasonably serve as the basis for any such allegations or claims. The Company has not notified, or been required to notify, any Person of any information security breach or incident involving Personal Information or User Data. The Company has not received any correspondence relating to, or notice of any Actions, claims, investigations or alleged violations of, Laws with respect to Personal Information or User Data from any Person, there is no such ongoing Action, claim, investigation or allegation, and there are no facts or circumstances which could reasonably be expected to form the basis for any such Action, claim, investigation or allegation.

(e)           No investigation, inspection, audit or other proceeding of any nature involving allegations of any violation of Privacy Laws is threatened, pending, or, to the Knowledge of the Company, contemplated by any Governmental Authority or other third party against the Company or any of its subcontractors who store, maintain, transmit or have routine access to Personal Information or User Data.

(f)           The Company has implemented commercially reasonable, though in no event less than industry-standard organizational, physical, administrative and technical measures required by (i) applicable Privacy Laws; (ii) all existing contractual commitments; and (iii) all written policies adopted by the Company, to protect the integrity, security and operations of the IT Systems, transactions executed thereby, and Company Data, including protecting against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business, including reasonable and appropriate back-up and disaster recovery procedures, the Company owns or has valid and enforceable rights to use all IT Systems and in the past twenty-four (24) months, there have been no material failures, crashes, security breaches, or other adverse events affecting the IT Systems. The Company has taken commercially reasonable actions to protect the integrity of and to otherwise safeguard the IT Systems and the information stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties and there has been no such misuse or unauthorized use, access, disclosure or modification.

(g)           The transfer of Personal Information and User Data in connection with the transactions contemplated by this Agreement shall not violate any of the Contracts of the Company, applicable Privacy Laws, including the privacy policies of the Company as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained.

(h)           In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information or User Data collected, held, or controlled by or on behalf of the Company, the Company has contractually obligated any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information and User Data, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personal Information and User Data from unauthorized disclosure, (iv) restrict use of Personal Information and User Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information and User Data.

(i)           Except for disclosures of information required by Law, authorized by the provider of Personal Information or User Data, or provided for in the Contracts listed in Schedule 3.15(i), the Company has not shared, sold, rented or otherwise made available, communicated orally, in writing or by electronic or other means to third parties any Personal Information or User Data.

(j)           The Company does not collect or otherwise process any payment and/or credit card data and is not otherwise subject to the Payment Card Industry – Data Security Standards.

(k)           Neither the Company nor any third party acting on their behalf has transferred any Personal Information or User Data from one country to another.

(l)           To the Knowledge of the Company, the Company has taken all steps necessary to satisfy its notice and transparency obligations under the CCPA and GDPR.

(m)           The Company has never used web scraping, bots, spiders, indexing or similar methods or technology to collect data from the websites, online services or applications of any other Person. The Company has not directly or indirectly used credentials of any other Person to use or access any Third-Party Platform. The Company is not, nor has the Company received any notice that it is, in violation, breach or default of any Contract (including, without limitation, any website’s terms of use or privacy policy) concerning the collection of data or any of the websites from which the Company scrapes or otherwise obtains data, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default.

(n)           The Company does not obtain any data from any other Person except for User Data. The Company uses User Data solely for the benefit of such customer that provided the data and does not disclose User Data (whether aggregated, de-identified or otherwise modified) to any Person except for such customer’s employees, subcontractors and agents, as requested by customer, or as otherwise explicitly set forth in the underlying Contract with such customer.

3.16           Compliance with Laws.

(a)           The Company is, and has at all times been, in compliance in all material respects with all Laws applicable to or binding on them, their respective assets or properties or the Business. To the Knowledge of the Company, the Company has not received any written notice asserting any actual, alleged, possible or potential non-compliance with any Laws relating to the Company or the operation of the Business.

(b)           The Company holds all permits, licenses and approvals from, and has made all filings with, Governmental Authorities that are required to be held to conduct the Business in compliance with applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company has not received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)           The Company has not received at any time any written communication, notice, citation, suspension, revocation, limitation or warning from any Governmental Authority regarding any actual, alleged or potential obligation on the part of the Company to undertake any remedial, corrective or response action of any nature. There is no civil, criminal, administrative or other proceeding or audit pending or threatened in writing against the Company. The Company is not now and has never been named as a defendant in any Action under the Civil or Criminal False Claims Act.

3.17           Employees and Employee Benefits.

(a)           Schedule 3.17(a)-1 accurately lists all current employees of the Company as of the Agreement Date, and for each such employee, his or her: (i) name, (ii) job position or title, (iii) current annual base salary or hourly wage (as applicable), (iv) annual commission opportunity or bonus potential, (v) classification as full-time, part-time, temporary or seasonal, (vi) classification by the Company as exempt or non-exempt under applicable state, federal or foreign wage and hour regulations, (vii) accrued but unused vacation balance and maximum annual accrual amount, (viii) visa type or work authorization (if any), (ix) date of hire, (x) work location, (xi) severance entitlements, if any, (xii) leave status (including anticipated return to work date), and (xiii) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. All employees of the Company are employed at will. Schedule 3.17(a)-2 accurately lists all current independent contractors, consultants, and leased workers of the Company as of the Agreement Date, and for each such individual, his or her: (A) fee or compensation arrangements, (B) commencement date, (C) service location; (D) description of services provided; (E) average hours worked per week; (F) notice required to terminate the relationship, and (G) indicating whether a written independent contractor agreement exists.

(b)           During the past three years (and to the extent of applicable state wage and hour statutes of limitations, if longer), the Company has correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other applicable Laws. All employees of the Company are, and have been since their respective start of employment, legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Law. All independent contractors providing services to the Company have been properly classified and paid as independent contractors for purposes of applicable federal and state Tax Laws, employee benefits Laws, and wage hour Laws. The Company has no employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions). The Company has paid in full or accrued in its Company Financial Statements all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to the Company. The Company has complied with all Laws relating to employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, non-harassment, non-discrimination, immigration (including immigration related hiring practices and benefits), wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational health and safety.

(c)           Neither the Company nor any of its ERISA Affiliates: is liable for any (i) arrears of wages or any Taxes or any penalty for failure to comply with any Law; or (ii) payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company (other than routine payments to be made in the Ordinary Course of Business). There is no pending or, to the Knowledge of the Company, threatened Action against the Company under any worker’s compensation policy or long-term disability policy.

(d)           The Company is not a party to or currently negotiating any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union. There is no, and since the Company’s date of inception, there has been no pending, or to the Knowledge of the Company, threatened, labor dispute, work slowdown, work stoppage, strike or investigation by a Governmental Authority, involving the Business. There is not currently, nor has there ever been, any Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint or any other action pending before the National Labor Relations Board or any other Governmental Authority having jurisdiction thereof and, to the Knowledge of the Company, no such complaint is or has been threatened. To the Knowledge of the Company, no employee of the Company currently intends to terminate his or her employment, and no employee of the Company has received an offer to join a business that may be competitive with the Business. To the Knowledge of the Company, no officer, director, employee, agent or contractor of the Company is subject to any Contracts of any order, writ or judgment that prohibits, limits or purports to limit such individual from (i) engaging in or continuing any conduct, activity, duty or practice relating to the Company, or (ii) assigning to the Company any rights to any invention, improvement, discovery or other similar proprietary rights. No former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or shall affect the ability of the Company to conduct its business in the manner previously, currently or contemplated to be conducted. The Company has not, since the Company’s date of inception, been a party to any Action, or received written notice of any threatened Action, in which the Company was, or is, alleged to have violated any applicable Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification or workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees. There is no pending, threatened, and since the Company’s date of inception, the Company has not received written notice of any investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations. The Company is not a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to any employee or employment practices, wages, hours or terms or conditions of employment.

(e)           Since the Company’s date of inception, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other applicable Law in respect of the Business and the Company has not been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law. The consummation of the transaction shall not implicate the WARN Act or any similar Law. The Company does not intend to take any action that could implicate the WARN Act or any similar Law.

(f)           To the Knowledge of the Company, no employee or independent contractor of the Company is in violation of (i) any material term of any employment or independent contractor Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or independent contractor to be employed by or to render services to the Business or to use Proprietary Information of others. The employment of any employee or engagement of any independent contractor by the Company does not subject them to Liability to any third party.

(g)           Since the Company’s date of inception, the Company has not been a party to a settlement agreement with a current or former employee or independent contractor that relates primarily to allegations of sexual harassment or sexual misconduct. Since the Company’s date of inception, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company in his or her capacity as an officer, director or employee.

(h)           Schedule 3.17(h) sets forth a true, complete and correct list of every Company Employee Plan and each material Company Employee Agreement (each, whether or not material, a “Company Benefit Arrangement” and collectively, the “Company Benefit Arrangements”). True, complete and correct copies of the following documents, with respect to each Company Benefit Arrangement, where applicable, have previously been made available to Parent: (i) all documents embodying or other governing such Company Benefit Arrangement (or for unwritten Company Benefit Arrangement a written description of the material terms of such arrangement); (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (v) all applicable non-discrimination test results; and (vi) all non-routine correspondence, since the Company’s date of inception, to and from any state or federal agency related to such Company Benefit Arrangement. No Company Benefit Arrangement is subject to the laws of any jurisdiction outside the United States.

(i)           Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, and no event or omission has occurred that would could reasonably be expected to cause any Company Employee Plan to lose such qualification or require material corrective action under the IRS Employee Plans Compliance Resolution System in order to maintain such qualification.

(j)           Each Company Benefit Arrangement is and has been operated and administered in all material respects in accordance with its terms and all applicable Laws and regulations including ERISA, the Code, and the Affordable Care Act. No litigation or governmental administrative proceeding, audit or other proceeding or Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement or any fiduciary and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been timely made with respect to all Company Benefit Arrangements have been timely made in accordance with the terms of the applicable Company Benefit Arrangement and applicable Law, and all such contributions not yet required to be made have been properly accrued on the Company Financial Statement to the extent required by and in accordance with GAAP.

(k)           Neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute, or has or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(l)           None of the Company Benefit Arrangements: (i) provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law); or (ii) provide health (other than through a flexible spending account cafeteria plan), life insurance or long-term disability benefits that are not fully insured through an insurance contract.

(m)           Neither the Company nor any ERISA Affiliate has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, consultant or other service provider for any tax incurred by such service provider, including under Section 409A or 4999 of the Code.

(n)           No Company Benefit Arrangement is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each Company Stock Option has been issued only with regard to common stock and with an exercise price no less than the fair market value (determined consistently with the provisions of Section 409A of the Code) of the underlying stock at the time of grant.

(o)           The Company has the right under the terms of each Company Employee Plan to terminate such Company Employee Plan without the consent of any other party, and no additional contributions would be required to effect properly such termination. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability other than ordinary administration expenses. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any person under any Company Benefit Arrangement, (ii) increase any benefits otherwise payable under any Company Benefit Arrangement, (iii) result in any acceleration of the time of payment or vesting of any such benefits (other than with respect to any Terminated Benefit Plan terminated pursuant to Section 5.7(b)), or (iv) result in the loss of a tax deduction under Section 280G of the Code or the imposition on any person of an excise tax under Section 4999(a) of the Code.

(p)           Except as set forth on Schedule 3.17(p), there are no written personnel policies, written rules, written procedures or written employment agreements applicable to any employee.

(q)           Set forth on Schedule 3.17(q) is a list of the employees whose employment with the Company has ended in the last three (3) calendar years, together with a complete and accurate list of the following information in respect of each former employee: (i) the date of such termination; (ii) the reason therefor; (iii) the employee’s base salary or hourly rate, as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location. To the extent that any of the employees listed on Schedule 3.17(q) have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to Parent.

(r)           Set forth on Schedule 3.17(r) is a complete list of all current and former Company workers other than employees (e.g., consultants, independent contractors, etc.), together with a complete and accurate list of the following information with respect to each such individual: (i) name; (ii) dates of engagement; (iii) nature of work performed; (iv) compensation paid; and (v) work location.

(s)           The Company has properly completed an I-9 form for every employee, as required by the Immigration Reform and Control Act of 1986. The Company has not received any notices or other correspondence from any Governmental Authority including U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security, Homeland Security Investigations and Immigration and Customs Enforcement relating to the employment authorization of employees or employer’s compliance with the requirements of the Immigration Reform and Control Act of 1986 including Notices of Inspection, Notices of Suspect Documents, Notices of Intent to Fine, Social Security “no match” letters and any internal memoranda or other documentation evidencing employer’s response to such correspondence and the outcome of any investigation or audit.

3.18           Books and Records.

(a)           The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company since formation. At the Closing, the minute books and other Books and Records shall be in the possession of the Company.

(b)           Since January 1, 2019, the Company has established and maintained, and continues and maintains, a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“Internal Controls”). Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements in accordance with the Accounting Principles. The Company has disclosed, based on its most recent evaluation of such Internal Controls prior to the Agreement Date, to the Company’s accountants and the board of directors of the Company or a committee thereof (x) all significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

(c)           Schedule 3.18(c) lists (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box or joint accounts, lock boxes or safe deposit boxes (together with the name of the joint holder thereof), (ii) the account numbers or other identifying descriptions of such accounts, lock boxes and safe deposit boxes of the Company, (iii) the names of all Persons authorized to draw thereon or have access thereto and the names of all Persons, if any, holding powers of attorney or proxies from the Company, and (iv) all instruments or agreements to which the Company is party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course of Business.

3.19           Insurance. The Company maintains the policies of insurance and bonds set forth on Schedule 3.19, which include all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Business, correct and complete copies of which have been made available to Parent (“Insurance Policies”). Schedule 3.19 sets forth the name of the insurer under each such Insurance Policy, the type of Insurance Policy, policy number and the term and amount of coverage thereunder. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such Insurance Policies have been timely paid.

3.20           Environmental Matters. The Company has at all times been in compliance with all Environmental Laws, which compliance includes the possession of all Governmental Permits and other governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens’ groups, employee or otherwise, that alleges that the Company is not or has not been in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any real property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not or has not been in compliance with any Environmental Law. All Governmental Permits held by the Company pursuant to Environmental Law (if any) are identified on Schedule 3.20.

3.21           Customers and Suppliers.

(a)           As of the Agreement Date, none of the current customers of the Company or the Business (each a “Company Customer”) has terminated or canceled its relationship with the Company or the Business. The Company has not issued any material credits or made any material payments to a Company Customer pursuant to service level agreements or similar obligations in a Contract with respect to uptime, latency, support or maintenance. All Company Customers are current in their payment of invoices and the Company does not have, and since January 1, 2019 has not had, any material disputes with any Company Customer that remain unresolved. Schedule 3.21(a) sets forth the top ten (10) customers of the Business based on revenue during the nine (9)-month period ended on the Balance Sheet Date (each a “Significant Customer”). Since January 1, 2019, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Customer that such customer (i) is materially dissatisfied with the Business, (ii) shall not continue as a customer of the Business or (iii) intends to terminate, breach or request a material modification to existing Contracts with the Company. There are no warranty claims made, requests for service credits or refunds requested by any Significant Customer with respect to any Company Offerings except for normal warranty claims and refunds consistent with past history or in the Ordinary Course of Business.

(b)           Schedule 3.21(b) sets forth the top ten (10) vendors and suppliers of products and services to the Business based on amounts paid or payable by the Company to such vendors and suppliers during the nine (9)-month period ended on the Balance Sheet Date (each a “Significant Supplier”). The Company is current in its payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers. The Company does not have, and since January 1, 2019 has not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier (i) is materially dissatisfied with the Business, (ii) shall not continue as a supplier to the Business or (iii) intends to terminate, breach or not renew existing Contracts with the Company.

3.22           Accounts Receivable. Schedule 3.22 sets forth an accurate and complete aging of the accounts receivable of the Company as of the Agreement Date, both in the aggregate and by customer. All such accounts receivable derive from bona fide sales transactions entered into in the Ordinary Course of Business, are free of Encumbrances (other than Permitted Encumbrances) and are payable on the terms and conditions set forth in the applicable Contract. As of the Agreement Date, no such accounts receivable is subject to asserted claims by, or any other disputes with, customers.

3.23           Anti-Corruption and Anti-Bribery Laws.

(a)           Neither the Company nor any of its directors, officers, agents, employees, independent contractors or other representatives, or any other Person or acting for or on behalf of the Business, has, directly or indirectly, in connection with the conduct of any activity of the Business: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any foreign government official, candidate for public office, political party or political campaign (or any official of such party or campaign) (each a “Foreign Person”), for the purpose of (A) influencing any Foreign Person, (B) inducing such Foreign Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Foreign Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each of cases (A)-(D) in violation of any applicable anti-corruption or anti-bribery Law; (ii) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate Books and Records related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. Sec.Sec.78dd-1, et seq. (the “FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.

(b)           The Company has established and maintains policies, procedures and internal controls reasonably designed to promote compliance with the FCPA, the Bribery Act and all other applicable anti-corruption and/or anti-bribery Laws.

3.24           Trade Compliance. The Company is in compliance in all material respects with all applicable U.S. export control and economic sanctions laws, regulations, statutes, and orders, including the U.S. Export Administration Regulations and economic sanctions administered and enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (collectively, “Trade Control Laws”). The Company has not received written notice from any Governmental Authority of violation of any Trade Control Laws.

3.25           Company PPP Loan. The Company received a loan from Primary Bank in the principal amount of Five Hundred Forty-Four Thousand Five Hundred Dollars ($544,500.00) (the “Company PPP Loan”) under the Paycheck Protection Program established pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which is the only loan received by the Company in connection with the CARES Act. As of the date of the Company’s submission of the application for the Company PPP Loan (the “Company Application”), the Company satisfied all eligibility requirements for the Company PPP Loan. All information included in the Company Application was complete and accurate as of the date of its submission, and all certifications made pursuant to the Company Application were true and made in good faith. The proceeds from the Company PPP Loan have been used in compliance with the requirements of the CARES Act. The Company has not used the Company PPP Loan proceeds in any manner, or taken any other action, that would cause the Company PPP Loan or any portion thereof to not be forgivable or that would otherwise violate the terms of the CARES Act or any other applicable Law. The Company has submitted an application to seek forgiveness of all of the Company PPP Loan in accordance with the then applicable requirements of the Paycheck Protection Program under the CARES Act.

3.26           No Brokers. No agent, broker, investment banker, financial advisor or other Person is or shall be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

3.27           Disclaimer

. Except as expressly set forth in this Article 3 and in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement, each of the Company and each Company Stockholder makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (i) the Company shall not be deemed to make to Parent or Merger Sub any representation or warranty other than as expressly made by such Person in this Agreement and in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement and (ii) the Company makes no representation or warranty to Parent or Merger Sub with respect to (A) any projections, estimates or budgets heretofore delivered to or made available to Parent, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company, or (B) except as expressly set forth in this Agreement (including Article 3) or in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement, any other information or documents (financial or otherwise) made available to Parent, Merger Sub or their respective counsel, accountants or advisors with respect to the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and each Merger Sub represent and warrant to the Company as follows:

4.1           Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its assets and properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.2           Subsidiaries. Except for Merger Sub and MTRLC LLC (“MTRLC”), Parent does not have any subsidiaries. Parent owns all of the outstanding equity interests in Merger Sub and MTRLC. Except for the equity interests in Merger Sub and MTRLC, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, limited liability company, partnership or other entity.

4.3           Power, Authorization and Validity.

(a)           Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby, subject to approval of Merger Sub’s sole stockholder. The execution, delivery and performance by Merger Sub of this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub, subject to approval of Merger Sub’s sole stockholder. Parent is the sole stockholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

(b)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements to be entered into by Merger Sub (as to Merger Sub) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not reasonably be expected to result in a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and Merger Sub Ancillary Agreements (as to Merger Sub), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) any filings required under applicable securities Laws.

(c)           Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed and delivered by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the General Enforceability Exceptions. This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company or the other Persons hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the General Enforceability Exceptions.

(d)           Strategy Committee and Board Approval.

(i)           The Strategy Committee has, at a meeting duly called and held, by a unanimous vote of the Strategy Committee, or by a unanimous written consent in lieu thereof, (A) determined that it is fair to and in the best interests of Parent and its stockholders for Parent to enter into this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable, (B) recommended that the board of directors of Parent (x) declare this Agreement and the consummation of the transactions contemplated hereby, including the Merger, advisable and (y) approved this Agreement and the transactions contemplated hereby, including the Merger.

(ii)           The board of directors of Parent has, acting following the recommendation of the Strategy Committee, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (A) approved and declared advisable this Agreement, (B) determined that this Agreement, the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of Parent and its stockholders and approved the same, (C) approved the Parent Ancillary Agreements and the transactions contemplated thereby, and (D) approved the adoption of this Agreement.

(iii)           The board of directors of Merger Sub has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof, (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

4.4           No Conflict; Consents.

(a)           Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements (in the case of Parent) or any of the Merger Sub Ancillary Agreements to be entered into by Merger Sub (as to Merger Sub) by Parent or Merger Sub, nor the performance of the Parent or Merger Sub’s obligations hereunder or thereunder or the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (i) any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, each as currently in effect, (ii) any Law applicable to Parent, Merger Sub or any of their respective assets or properties, (iii) any Contract to which Parent or Merger Sub is a party or to which Parent or Merger Sub or any of their respective assets or properties are bound, (iv) any Governmental Permit, or (v) any judgment, decree or order to which Parent or Merger Sub is subject.

(b)           Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub are required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, release or authorization from, any Person or Governmental Authority in connection with the Merger, this Agreement, the Parent Ancillary Agreements, the Merger Sub Ancillary Agreements or the performance of Parent’s and Merger Sub’s obligations hereunder and thereunder.

4.5           Capitalization. As of the Agreement Date, the authorized capital stock of Parent consists solely of: (x) 40,000,000 shares of Parent Common Stock, of which 24,058,642 shares are issued and outstanding, and 1,738,000 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, Parent Common Stock, and (y) 2,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. Parent does not hold any treasury stock and does not otherwise own any Parent Common Stock. All of such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except for compensatory equity grants made to Parent’s officers, directors and consultants consistent with past practice or as disclosed in the Parent SEC Reports: (i) none of Parent or any of its subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Parent or any of its subsidiaries; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Parent or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to issue additional capital stock of Parent or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Parent or any of its subsidiaries; (iii) there are no agreements or arrangements under which Parent or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of Parent or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its subsidiaries is or may become bound to redeem a security of Parent or any of its subsidiaries; and (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares of Parent Common Stock hereunder.

4.6           Parent Common Stock. All shares of Parent Common Stock which may be issued pursuant to this Agreement shall be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized and validly issued, fully paid and nonassessable, and shall be free of restrictions on transfer other than restrictions set forth under this Agreement or under the Securities Act and any other applicable Law.

4.7           Indebtedness. Except as disclosed in the Parent SEC Reports, including Parent’s existing revolving line of credit with Rosenthal & Rosenthal, Inc., the balance on which may vary on a daily basis, and the Parent PPP Loan, neither Parent nor any of its subsidiaries has any outstanding indebtedness. The Parent Closing Statement, when delivered, will set forth a true, correct and complete list of all of the Parent Transaction Expenses as of the Effective Time.

4.8           Parent SEC Reports. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC from April 29, 2020 through the Agreement Date (the “Parent SEC Reports”) is available on the Web site maintained by the SEC at http://www.sec.gov and Parent has made available to the Company a draft of the Quarterly Report on Form 10-Q that Parent expects to file with the SEC on or about November 13, 2020. As of their respective filing dates, Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of Parent SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.

4.9           Litigation. There is no Action pending or, to Parent’s knowledge, threatened against Parent or Merger Sub that would prevent, enjoin, alter, delay or otherwise adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator that would prevent, enjoin, alter or delay the Merger, or that would interfere with the ability of Parent or Merger Sub to consummate the Merger.

4.10           Absence of Changes. Except as disclosed in the Parent SEC Reports and the transactions contemplated by this Agreement, the business of Parent and its subsidiaries has been conducted in the ordinary course of business consistent with past practice, and there has not been or occurred any event, fact, condition, or change that is, or would reasonably be expected to result in a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.11           Related Party Transactions. Except as disclosed in the Parent SEC Reports and the transactions contemplated by this Agreement, there have been no contracts, transactions, arrangements, or understandings between Parent or any of its subsidiaries, on the one hand, and any Affiliate thereof or any holder of 5% or more of the shares of Parent Common Stock, but not including any wholly-owned subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Parent SEC Reports.

4.12           Takeover Protections. Parent and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Parent’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to a Company Stockholder as a result of such Company Stockholder and Parent fulfilling their obligations or exercising their rights under this Agreement, including as a result of Parent’s issuance of the Parent Common Stock and such Company Stockholder’s ownership of the Parent Common Stock as a result of the Merger.

4.13           Real Property Holding Corporation. Parent is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Code.

4.14           Investment Company. Parent is not, and is not an Affiliate of, and will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15           Parent PPP Loan. Parent received a loan from Primary Bank in the principal amount of Five Hundred Eighty-Three Thousand Three Hundred Dollars ($583,300) (the “Parent PPP Loan”) under the Paycheck Protection Program established pursuant to the CARES Act, which is the only loan received by Parent in connection with the CARES Act. As of the date of Parent’s submission of the application for the Parent PPP Loan (the “Parent Application”), Parent satisfied all eligibility requirements for the Parent PPP Loan. All information included in the Parent Application was complete and accurate as of the date of its submission, and all certifications made pursuant to the Parent Application were true and made in good faith. The proceeds from the Parent PPP Loan have been used in compliance with the requirements of the CARES Act. Parent has not used the Parent PPP Loan proceeds in any manner, or taken any other action, that would cause the Parent PPP Loan or any portion thereof to not be forgivable or that would otherwise violate the terms of the CARES Act or any other applicable Law.

4.16           No Brokers. Except for Houlihan Lokey Financial Advisors, Inc. and B. Riley Securities, Inc. (whose fees and expenses shall be paid by Parent in accordance with Parent’s respective agreements with such financial advisors), no agent, broker, investment banker, financial advisor or other Person is or shall be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Parent in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

4.17           Tax Treatment. Parent has not taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to occur before or after the Closing that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

4.18           Inspection; No Other Representations.

(a) Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, however, that no investigation or due diligence review by Parent or Merger Sub or any of their respective Affiliates shall alter, diminish or impair the right or ability of such Persons to rely upon the R&W Policy. Parent and Merger Sub acknowledge and agree that they are relying exclusively on the representations and warranties set forth in Article 3 and in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement and their own examination and investigation of the Company and that they are not relying on any other statements by or documents from the Company, any Company Stockholder or any of their respective Affiliates.

(a)             Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges (i) none of the Company, any Company Stockholder or any of their respective Affiliates makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Surviving Entity or the future business and operations of the Surviving Entity, (B) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company or its business, assets, liabilities or operations, except as expressly set forth in this Agreement (including Article 3) or in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement, or (C) any other matter whatsoever including, without limitation, the accuracy of completeness of the information in either of subclauses (A) or (B) of clause (i) above, except as expressly set forth in this Agreement (including Article 3) or in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement, and (ii) neither Parent and Merger Sub has relied or will rely upon (and each expressly disclaims reliance upon) any of the information described in any of subclauses (A), (B) and (C) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except for those representations and warranties set forth in Article 3 hereof or in any Company Ancillary Agreement or certificate delivered pursuant to this Agreement in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.19           Disclaimer. Except as expressly set forth in this Article 4 and in any Parent Ancillary Agreement or certificate delivered pursuant to this Agreement, each of Parent and Merger Sub makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (i) Parent and Merger Sub shall not be deemed to make to the Company or any Company Stockholder any representation or warranty other than as expressly made by such Person in this Agreement and in any Parent Ancillary Agreement or certificate delivered pursuant to this Agreement and (ii) Parent and Merger Sub makes no representation or warranty to the Company or any Company Stockholder with respect to (A) any projections, estimates or budgets heretofore delivered to or made available to the Company or its respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Parent (including the Surviving Entity), or (B) except as expressly set forth in this Agreement (including Article 4) or in any Parent Ancillary Agreement or certificate delivered pursuant to this Agreement, any other information or documents (financial or otherwise) made available to the Company or its respective counsel, accountants or advisors with respect to Parent (including the Surviving Entity).

ARTICLE 5

COVENANTS

5.1           Advise of Changes.

(a)             During the time period from the Agreement Date until the earlier to occur of (x) the Effective Time or (y) the termination of this Agreement in accordance with the provisions of Article 8 (the “Executory Period”), the Company shall promptly advise Parent in writing of: (a) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement; (b) any Material Adverse Effect with respect to the Company or the Business; or (c) any change, event, circumstance, condition or effect that would cause, or reasonably be expected to cause, any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; provided, however, that the delivery of any notice by the Company pursuant to this Section 5.1(a) shall not be deemed to amend or supplement the Disclosure Schedules and shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit any right of Parent to claim a failure of a condition to Closing set forth in Section 7.1 or Section 7.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1(a).

(b)             During the Executory Period, Parent shall promptly advise the Company in writing of: (a) any breach of any covenant or obligation of the Parent or Merger Sub pursuant to this Agreement or any Parent Ancillary Agreement or Merger Sub Ancillary Agreement; (b) any Material Adverse Effect with respect to the Parent or Merger Sub; or (c) any change, event, circumstance, condition or effect that would cause, or reasonably be expected to cause, any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; provided, however, that the delivery of any notice by Parent pursuant to this Section 5.1(b) shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit any right of the Company to claim a failure of a condition to Closing set forth in Section 7.1 or Section 7.3, as applicable, with respect to any matters disclosed pursuant to this Section 5.1(b).

5.2           Conduct of Business . During the Executory Period, the Company shall continue to conduct the Business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve substantially intact its Business organization, maintain its rights and ongoing operations and maintain and preserve its business relationships with business associates, investors, partners, customers, distributors, creditors, lessors and suppliers. Except for the exchange contemplated by Section 2.4(c), the Company shall not, without Parent’s prior written consent, take any action that, had it been taken after the Balance Sheet Date but before the execution of this Agreement, would have been required to be disclosed in the Disclosure Schedules pursuant to Section 3.11; provided that, to the extent any provision of Section 3.11 refers to a Company Material Contract, Company Employee Agreement or Company Employee Plan, such provision shall be deemed to apply to any Company Material Contract, Company Employee Agreement or Company Employee Plan as well as any Contract, plan, policy or other instrument that would have been a Company Material Contract, Company Employee Agreement or Company Employee Plan had it been entered into or adopted by the Company as of the Agreement Date.

5.3           Approval of Company Stockholders. Prior to November 17, 2020, the Company shall deliver to Parent, a true, correct and complete copy of evidence that the Stockholder Approval has been obtained and is in full force and effect. As soon as practicable following the Agreement Date, the Company shall, with the reasonable assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with (i) soliciting Support Agreements from certain Company Stockholders and soliciting approval of the matters set forth in the Written Consent in order to consummate the Merger and the other transactions contemplated hereby, (ii) to facilitate Parent’s proposed issuance of the Parent Common Stock in the Merger in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and applicable exemptions under state securities laws and (iii) the notice of stockholder action taken by written consent and availability of appraisal rights and related disclosures required by Sections 228 and 262 of the DGCL. The Information Statement shall include, among other things, a description of the terms of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby, and the recommendation of the board of directors of the Company to the Company Stockholders to vote in favor of the approval and adoption of this Agreement and the Merger, the other transactions contemplated hereby and the other matters set forth in the Written Consent. Within five (5) Business Days following the Agreement Date, the Company shall send the Information Statement to each Company Stockholder. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Stockholders such amendment or supplement. No amendment or supplement to the Information Statement shall be made by the Company without the approval of Parent.

5.4           No Other Negotiations.

(a)           During the Executory Period, neither the Company nor the Parent shall, nor shall such party cause its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Party Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, consider, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal to the vote of such party’s stockholders. Each of the Company and Parent shall, and shall cause its respective Party Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than other parties to this Agreement and their respective Party Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than other parties to this Agreement and their respective Party Representatives) the prompt return or destruction of all non-public information with respect to such party previously provided to such Person in connection with an Acquisition Proposal. If any Party Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company or Parent is obligated pursuant to this Section 5.5(a) to cause such Party Representative not to take, then the Company or Parent, as the case may be, shall be deemed for all purposes of this Agreement to have breached its obligations under this Section 5.5(a).

(b)           During the Executory Period, each of the Company and Parent shall promptly (but in any event, within two (2) Business Days) notify the other party in writing after receipt by such party of any (i) Acquisition Proposal, (ii) inquiry, expression of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) notice that any Person is considering making an Acquisition Proposal or (iv) request for non-public information relating to such party or for access to any of the properties, books or records of such party by any Person or Persons that could reasonably be expected to be considering making an Acquisition Proposal (other than the other parties to this Agreement and their respective Party Representatives). Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.

5.5           Access to Information; Confidentiality.

(a)           Unless requested by Parent, no modifications or alternations shall be made to the contents of the Virtual Data Room following the date that is two (2) Business Days prior to the Agreement Date. Within two (2) Business Days following the Agreement Date, the Company shall deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the Agreement Date. During the Executory Period, the Company shall provide Parent and its agents and advisors (including the R&W Policy underwriters and their respective advisors) reasonable access to the files, books, records, Contracts, personnel and offices of the Company, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Company and the Business, subject to the terms of the Confidentiality Agreement.

(b)           Each of Parent and Merger Sub acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. From and after the Agreement Date and through the Closing, each of Parent and Merger Sub agrees it shall be bound by and comply with the obligations of the Confidentiality Agreement. Effective as of and contingent upon the Closing, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

(c)           From and after the Closing, the Representative shall, and shall use its commercially reasonable efforts to cause its Affiliates and representatives to hold in confidence any and all non-public information, whether written or oral, concerning the Company and its operations and businesses, except (a) to the extent that such information is generally available to and known by the public through no fault of the Representative, or any of its Affiliates or representatives, or (b) with respect to (i) the exercise of rights, or the assertion, defense, or resolution of any claims or disputes under this Agreement by the Representative, or (ii) in connection with the fulfillment by Representative of its obligations hereunder. If the Representative or any of its Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by applicable Law, such the Representative shall, unless legally prohibited from doing so, promptly notify Parent in writing and shall disclose only that portion of such information which the Representative is advised by its counsel is legally required to be disclosed, provided that the Representative shall use commercially reasonable efforts to cooperate in efforts taken or reasonably requested by Parent to seek a protective order or other reasonable assurance that confidential treatment shall be accorded such information.

5.6           Satisfaction of Conditions Precedent.

(a)           During the Executory Period, the Company shall use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In furtherance of, and without limiting, the foregoing, the Company shall use its reasonable best efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, Written Consents and Support Agreements and investor questionnaires substantially in the form attached hereto as Exhibit G (the “Investor Questionnaires”), in each case executed and completed by each applicable Company Stockholder.

(b)           During the Executory Period, Parent shall use reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 7.1 and 7.3, and Parent shall use reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.7           Certain Employee Benefits Matters.

(a)           For purposes of any benefit plan, program or arrangement maintained for benefit of employees of the Company at any time after the Closing Date, each such employee shall receive credit for service with the Company prior to the Closing Date (except where doing so would cause a duplication of benefits), to the extent such service is reflected in records of the Company and recognized under the corresponding Company employee benefit plan, for eligibility to participate and vesting and, but only with respect to calculation of the amount of any severance payments, vacation, sick and paid time off, for benefit accrual purposes. Parent shall also (x) use commercially reasonable efforts to cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such employees and their eligible dependents and (y) provide such employees with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records of the Company for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date.

(b)           The Company shall terminate, effective as of no later than the day immediately preceding the Closing Date, any Company Benefit Arrangements (including any Code Section 401(k) arrangement, any Company Benefit Arrangement intended to meet the requirements of Code Section 125 and the Company Stock Plan) (each a “Terminated Benefit Plan”) (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that any such Company Benefit Arrangement shall not be terminated). The Company shall provide Parent with evidence that such Terminated Benefit Plan(s) have been terminated in the manner provided in the preceding sentence by appropriate actions. The manner, form and/or substance of such actions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed, but such review and approval shall not diminish the Company’s obligation pursuant to the preceding sentences to terminate such Company Benefit Arrangements effectively. In the event that termination of any Terminated Benefit Plan triggers any liquidation charges, surrender charges, or other fees, then such charges or fees shall be deemed to be Company Transaction Expenses.

(c)           The provisions contained in this Section 5.7 are for the sole benefit of the respective parties hereto and no current or former employee, director, independent contractor, consultant, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 5.7, express or implied, shall be construed or interpreted to (i) create any right, benefit or remedy of any nature whatsoever, including any right to continued employment or service, under or by reason of this Agreement, in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Entity or any of their Affiliates, or (ii) amend any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Entity or any of their respective Affiliates. Nothing in this Section 5.7 shall be construed or interpreted to limit the ability of Parent, the Surviving Entity or any of their respective Affiliates to amend or terminate any employee benefit plan pursuant to its terms.

5.8           Preparation of Certain Financial Statements. Following the Agreement Date, the Company shall use commercially reasonable efforts to, and shall cause its and their respective attorneys, accountants, financial advisors and other representatives to, provide all customary cooperation with and assistance to Parent and its independent public accountants, in the compilation and preparation of all financial statements and financial statement schedules of the Company, as may be necessary for Parent to comply with its SEC reporting and disclosure requirements. If requested by Parent, the Company shall deliver all certifications, engagement letters, management representation letters and other necessary documentation, as may be reasonably requested by Parent or such accountants. In connection with the foregoing, the Company shall use its reasonable best efforts to cooperate with and assist in the preparation of the audited and unaudited financial statements contemplated by this Section 5.9, including such cold comfort letters as may be reasonably requested with any reports or registration statements filed by Parent with the SEC.

5.9           Director and Officer Indemnification

. Parent agrees (and after the Effective Time shall cause the Surviving Entity to ensure) that all rights to indemnification and exculpation from Liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the past and present directors and officers of the Company (collectively, the “D&O Indemnified Parties”), in effect immediately prior to the Effective Time, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of the D&O Indemnified Parties, unless such modification shall be required by Law.

5.10           R&W Policy. Parent shall obtain a buyer-side Representations and Warranties Insurance Policy from the R&W Insurer reasonably satisfactory to Parent having substantially the terms specified in Exhibit J or, if such policy is for any reason not issued to Parent upon payment of the premium therefor, a similar policy from another insurance company reasonably satisfactory to Parent and the Representative having then-prevailing market terms for products of such type to insure against up to a maximum aggregate amount to be determined between $3.0 million to $5.0 million (subject to a self-retention of 1.0% of equity value of the Company which is reduced by 0.5% of equity value one year after the Closing Date)in Losses incurred by any Parent Indemnified Party as a result of the failure of any representation or warranty made by the Company in Article 3 hereof to be true and correct. The R&W Policy will expressly exclude any right of subrogation against the Company or its Affiliates under this Agreement, whether by the R&W Insurer underwriting the R&W Policy or otherwise. The Representative and the Company shall cooperate with Parent’s efforts and provide assistance as reasonably requested by Parent to obtain and bind the R&W Policy. Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that Parent shall be responsible for all fees, expenses and premiums relating to the R&W Policy.

5.11           Section 280G Stockholder Vote Covenant. Prior to the Effective Time, the Company shall submit to the Company Stockholders for vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments or benefits that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5)(ii) of the Code. Such vote shall be undertaken in a manner that establishes the disqualified individual’s right to the payment or other compensation, including adequate disclosure to all the Company Stockholders entitled to vote of all material facts concerning all such payments or benefits and any needed waiver by the disqualified individual(s) of such payments or benefits. The Company shall upon request of Parent provide advance copies of all materials needed to effectuate such vote for Parent’s review and approval, or an analysis demonstrating that no such disqualified individual could receive such parachute payments, which review and approval shall not be unreasonably withheld or delayed, but which review and approval shall not diminish the Company’s obligations under the first two sentences hereof.

5.12           Release.

(a)           Effective as of the Effective Time, each of the Company Stockholders for himself, herself or itself, as applicable, and for each of his, her or its Affiliates and each of his, her or its partners, heirs, beneficiaries, successors and assigns (each, a “Releasing Party”) hereby releases and absolutely forever discharges the Surviving Entity and the Company and each of their respective officers, managers, directors, members of any applicable governing body, securityholders, Affiliates, employees, advisors, representatives and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, Losses, Actions or causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Releasing Party now has, or at any time previously had, or shall or may have in the future, in any capacity, arising by virtue of or in any matter related to any actions or inactions in their capacities as a director, officer, employee or shareholder of the Company on or before the Effective Time. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude each such Company Stockholder from exercising his, her or its rights, if any, (i) under this Agreement, any Company Ancillary Agreements or each other agreement entered into by him, her or it in connection therewith, including the right to receive and be delivered the portion of the Merger Consideration deliverable under, and subject to the terms and conditions set forth in, this Agreement in respect of each share of Company Common Stock held by such Company Stockholder or to be held by such Company Stockholder after giving effect to the conversion of the Company Preferred Stock in to the Company Common Stock, (ii) to indemnification under, and subject in all respects to the terms and conditions and other limitations set forth in this Agreement, (iii) if applicable, to indemnification, advancement of expenses, exculpation or rights to benefits pursuant to (A) the Company’s Charter Documents or (iv) (A) rights to accrued but unpaid wages, salaries or other cash compensation due to him, her or it for services rendered to the Company that remain unpaid as of the date hereof, (B) rights as an employee of the Company to reimbursement from the Company for expenses incurred and documented prior to the date hereof and consistent with the Company’s reimbursement policies with respect to its employees, (C) unreimbursed claims under the Company’s employee health and welfare plans, consistent with terms of coverage related thereto, or (D) the entitlement of such Company Stockholder as an employee or former employee of the Company to continuation coverage benefits or any other similar benefits required to be provided by the Company by applicable Law.

(b)           It is the intention of the Company Stockholders in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 5.12 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the Releasing Parties and the Released Parties of all Released Matters. Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 5.12 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved Fraud, willful concealment or the breach of any applicable Law on the part of such Released Party. Each of the Company Stockholders hereby represents and warrants to the Representative, the Company, the Surviving Entity and Parent that no Releasing Party has voluntarily or involuntarily assigned or transferred, or purported to assign or transfer, to any Person any Released Matters and that no Person other than Parent, the Surviving Entity or the Company, as applicable, has any interest in any Released Matter by applicable Law or Contract by virtue of any action or inaction by any Releasing Party. The invalidity or unenforceability of any part of this Section 5.12 shall not affect the validity or enforceability of the remainder of this Section 5.12, which shall remain in full force and effect.

ARTICLE 6

AGREEMENTS RELATING TO PARENT COMMON STOCK

6.1           Private Placement. Parent intends to issue shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under the laws of the Commonwealth of Massachusetts and the State of New Hampshire and other applicable state securities laws. The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such exemptions.

6.2           Restrictions on Transfer. The shares of Parent Common Stock issued pursuant to this Agreement shall be subject to the restrictions on Transfer set forth in this Article 6. Such shares of Parent Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom and similar exemptions under applicable state securities laws. Each Company Stockholder who receives shares of Parent Common Stock and every transferee or assignee of any such shares from any Company Stockholder shall be bound by and subject to the terms and conditions of this Article 6, and Parent may require, as a condition precedent to the issuance or Transfer of any shares of Parent Common Stock, that any recipient, transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article 6. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any shares of Parent Common Stock that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so Transferred. Before effecting any Transfer of shares of Parent Common Stock, Parent may require an opinion of counsel in form and substance satisfactory to Parent to the effect that any proposed transfer or resale of such shares is in compliance with the Securities Act and any applicable state securities laws.

6.3           Legends. Each certificate or book-entry notation representing any shares of Parent Common Stock issued hereunder shall bear the following legend (in addition to any other legends required by law, Parent’s certificate of incorporation or bylaws or any other agreement to which any such Company Stockholder is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Parent agrees to cooperate in a timely manner with the holders of the shares of Parent Common Stock issued pursuant to this Agreement to remove any restrictive legends or similar transfer instructions in the event that such shares of Parent Common Stock are otherwise transferable in conformity with the terms of this Agreement and the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

6.4           Registration Rights.

(a)           Registration of Registrable Securities. Subject to compliance by the Company with Section 5.9, prior to the expiration of the Registration Period, Parent shall prepare and file with the SEC a Registration Statement covering the resale of the Registrable Securities as would permit the sale and distribution of all the Registrable Securities from time to time pursuant to Rule 415 in the manner reasonably requested by the Representative. Any such Registration Statement prepared and filed pursuant to this Section 6.4 shall be on Form S-1 or another appropriate form in accordance with the Securities Act and the rules promulgated thereunder. Parent shall (i) if such Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause the Registration Statement filed by it to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and (ii) use reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the earlier of (x) the eighteen (18) month anniversary of the effectiveness of such Registration Statement and (y) such date as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.

(b)           Lock Up Period. Prior to the six (6) month anniversary of the later of (i) the Effective Time and (ii) the filing of a Form 8-K by Parent containing the audited financial statements of the Company as may be necessary for Parent to comply with its SEC reporting and disclosure requirements (such period, the “Lock Up Period”), no holder of Registrable Securities shall (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, hypothecate, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Parent Common Stock issued in connection with the Merger; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such Parent Common Stock, in cash or otherwise. Notwithstanding anything to the contrary contained herein, the lock-up restrictions contained in this Section 6.4(b) shall not apply in the following circumstances:

(A)            The transfer of the Parent Common Stock issued in connection with the Merger to any Permitted Transferee; provided, however, that such Permitted Transferee agrees in writing to be subject to the restrictions of this Section 6.4(b). “Permitted Transferee” means (i) an Affiliate of a holder of Registrable Securities, (ii) any executor, administrator or testamentary trustee of such holder’s estate if such holder dies, (iii) any person or entity receiving the Parent Common Stock issued in connection with the Merger by a holder of Registrable Securities by will, intestacy laws or the laws of descent or survivorship, (iv) any trust (including an inter vivos trust), partnership or limited liability company for the direct or indirect benefit of a holder of Registrable Securities and/or the immediate family of such holder for estate planning purposes of which there are no principal beneficiaries other than such holder or one or more family members of such holder, or (v) any corporation, partnership, limited liability company or similar entity controlled by such holder and of which there are no principal beneficiaries or owners other than such holder or one or more family members of such holder.

(B)           Any Private Transaction of at least 100,000 shares of Parent Common Stock (subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events) by a holder of Registrable Securities or of shares of Parent Common Stock for a gross purchase price of at least $100,000 to a single entity or to a broker for at most two entities. “Private Transaction” means any privately negotiated sale of shares of Parent Common Stock by a holder of Registrable Securities that is not effected pursuant to a Registration Statement.

(C)           Sales made by a holder of Registrable Securities during any period when the last reported sale price of the Parent Common Stock on the applicable trading market is at least $5.50 (subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events).

(D)           Sales made by a holder of Registrable Securities in connection with any third party tender offer, merger or similar transaction effected by third party that results or is intended to result (in any one or series of transactions) in a change in control of the Parent, issuer tender offer, liquidation, or in the event the Parent Common Stock is no longer registered pursuant to Section 12 of the Securities Exchange Act.

(c)           Other Provisions Applicable to Registration. In connection with any registration of Registrable Securities pursuant to this Section 6.4, Parent shall:

(i)           use commercially reasonable efforts to ensure that (a) any Registration Statement filed pursuant to this Section 6.4 (x) complies in all material respects with the Securities Act and the rules and regulations thereunder, and (y) does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) any prospectus forming part of any such Registration Statement and any supplement to such prospectus does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

(ii)           furnish the Representative with a copy of the Registration Statement and all amendments thereto and supply the Representative with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in each case including all exhibits, and such other documents as may be reasonably requested, in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration;

(iii)           (A) use commercially reasonable efforts to register or qualify the securities covered by such Registration Statement for sale under the securities laws of such states, if any, as is reasonably requested to permit the distribution of such securities and use commercially reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective and to do such other acts or things reasonably necessary to enable the disposition in such jurisdictions of the securities covered by the applicable registration statement in accordance with applicable “blue sky” securities laws of such jurisdictions; provided, however, that Parent shall not be required in connection therewith or as a condition thereof to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or become subject to taxation in any jurisdiction, and (B) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”);

(iv)           notify the Representative and the holders of Registrable Securities included in the Registration Statement promptly:

(A)           when the prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B)           of any request by the SEC or any other federal or state Governmental Authority for any amendments or supplements to the Registration Statement or the prospectus;

(C)           of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(D)           of the receipt of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose;

(E)           of the happening of any event which makes any statement made in the Registration Statement, the prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which requires changes in the Registration Statement, the prospectus, or any document incorporated therein by reference in order to make the statements therein not misleading; and

(F)           of the occurrence or existence of any pending corporate development Parent believes may be material and that, in the determination of Parent, makes it not in the best interest of Parent to allow continued availability of a Registration Statement or prospectus;

(v)           use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of a prospectus or suspending the qualification of any of the Registrable Securities included therein for sale in any jurisdiction (subject to the proviso at the end of Section 6.4(b)(iii)(A)), and, in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction (subject to the proviso at the end of Section 6.4(b)(iii)(A)), use its commercially reasonable efforts to promptly obtain the withdrawal of any such order; and

(vi)           as promptly as reasonably practicable, if required, based on the advice of Parent’s counsel, or upon the occurrence of any event contemplated by Section 6.4(b)(iv)(E), prepare and file a supplement or post-effective amendment to the registration statement, the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the securities, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(d)           Obligations of Holders of Registrable Securities. Each of the holders of Registrable Securities shall agree by acquisition of the Registrable Securities that upon receipt of any notice from Parent of the happening of any event of the kind described in Section 6.4(b)(iv)(B)-(F), such holder shall immediately discontinue his, her or its disposition of Registrable Securities pursuant to the Registration Statement relating to such Registrable Securities until such holder’s receipt of copies of the supplemented or amended prospectus, as applicable. The length of time that any Registration Statement is required to remain effective shall be extended by any period of time that such Registration Statement is unavailable for use pursuant to this paragraph, provided in no event shall any Registration Statement be required to remain effective after the date on which all Registrable Securities cease to be Registrable Securities.

(e)           Indemnification and Contribution.

(i)           Indemnification by Parent. Parent shall indemnify and hold harmless each holder of Registrable Securities included in the Registration Statement and its officers, directors, successors and assigns, against any Losses, obligations, claims, damages, Liabilities, contingencies, judgments, fines, penalties, charges, costs (including court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several (collectively, “Claims”) reasonably incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and shall reimburse such holder of Registrable Securities included in such Registration Statement, and each such officer, director, successor or assign and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim or action; provided, however, that Parent shall not be liable in any such case if and to the extent that any such loss, Claim, damage or Liability arises out of or is based upon (A) a breach of representation or warranty made by the Representative in or pursuant to this Agreement or (B) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Representative or any such controlling Person in writing specifically for use in such Registration Statement or prospectus.

(ii)           Indemnification by Holders of Registrable Securities. Each holder of Registrable Securities included in the Registration Statement shall indemnify and hold harmless, to the fullest extent permitted by law, Parent, its officers, directors and each Person who controls Parent (within the meaning of the Securities Act) and their respective successors and assigns against any Claims resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission is contained in any information furnished in writing by or on behalf of such holder to Parent specifically for inclusion in such Registration Statement or prospectus or amendment or supplement thereto.

(iii)           Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (A) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (x) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim or employ counsel reasonably satisfactory to such Person or (Z) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party shall, except with the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all Liability in respect of such claim or litigation.

(iv)           Contribution. If for any reason the indemnification provided for in the preceding paragraphs (c)(i) and (ii) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

ARTICLE 7

CONDITIONS TO CLOSING OF THE MERGER

7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Governmental Approvals. All permits, authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority as required to consummate the Merger shall have been filed, occurred or been obtained, other than (i) the filing of the Certificate of Merger in accordance with the terms of Section 2.1 and (ii) any filings required under applicable securities Laws.

(b)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.

(c)           R&W Policy. The R&W Policy shall have been issued, bound and effective by the R&W Insurer, and Jeremy Hitchcock shall have executed and delivered to the applicable insurer a closing no claims declaration in connection with the R&W Policy.

7.2           Additional Conditions to Obligations of Parent and Merger Sub.

  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

(a)           Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations of the Company other than those set forth in Section 3.4 or Section 3.7 shall be true and correct in all respects (subject only to de minimis exceptions) and (ii) each of the representations and warranties of the Company, other than such Fundamental Representations, shall be true and correct in all respects, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company or the Business; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(c)           No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company or the Business; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(d)           No Actions. There shall be no Action of any nature pending or threatened in writing by (i) any Governmental Authority of competent jurisdiction against Parent or the Company, or any order entered by any Governmental Authority of competent jurisdiction, (A) challenging or seeking to prohibit this Agreement, the Merger or any of the other transactions contemplated by this Agreement or (B) limiting or restricting, or seeking to limit or restrict, (1) Parent’s ownership of the Surviving Entity or its securities or assets or (2) the conduct or operation of the Business by Parent or the Surviving Entity after the Effective Time; or (ii) any current, former or alleged Company Stockholder (including any current, former or alleged holder of options or other securities or rights to securities) of the Company or any Person who has any right or claim with respect to ownership of any securities of the Company (whether against the Company, Parent, any Affiliate of the Company or Parent, or any officer, manager, director, employee, agent or representative of any of the foregoing) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby (including claims as to the amount, adequacy or fairness of the Merger Consideration or claims relating to any actual or alleged breach of fiduciary duties) but excluding claims made in accordance with the terms of Section 2.7 in respect of the Dissenting Shares.

(e)           Threshold for Stockholder Action. The Company shall have delivered, or caused to be delivered to Parent, (i) a true, correct and complete executed copy of the Written Consent evidencing the Stockholder Approval, and (ii) fully executed (and, in the case of the Investor Questionnaire, completed) Written Consents, which are certified by the Company’s Secretary, Support Agreements and Investor Questionnaires from Company Stockholders holding at least 95% of the outstanding Company Capital Stock, and such Written Consents, Support Agreements and Investor Questionnaires shall remain in full force and effect, without any such documents having been repudiated or purportedly revoked.

(f)           Dissenters’ Rights. The Dissenting Shares shall not constitute, as of the Effective Time, more than 5% of the outstanding Company Common Stock.

(g)           Exchange Agent Agreement. The Exchange Agent shall have executed and delivered to Parent the Exchange Agent Agreement in a form reasonably satisfactory to Parent.

(h)           Employment Matters. Each of the Key Employees of the Company shall have executed and delivered all applicable Employment Documents, including non-competition and non-solicitation agreements, to Parent and such agreements shall remain in full force and effect, without any such agreement having been repudiated or purportedly revoked.

(i)           Non-Solicitation Agreements. Each Person identified on Schedule 1.1(c) (each an “Investor”) shall have executed and delivered to Parent a restrictive covenant agreement (each an “Investor Non-Solicitation Agreement”) which is conditioned upon the occurrence of the Closing, and such Investor Non-Solicitation Agreements shall remain in full force and effect, without any such Investor Non-Solicitation Agreement having been repudiated or purportedly revoked by an Investor.

(j)           Termination of Agreements. Each of the agreements identified on Schedule 7.2(j) (each a “Terminated Agreement”) shall have been terminated (in each case effective prior to or as of the Effective Time and in such a manner that neither Parent nor the Surviving Entity shall be subject to or incur any claim, Liability under any such agreement following the Effective Time), and the Company shall have delivered evidence of such termination in form and substance reasonably acceptable to Parent.

(k)           Resignations of Directors and Officers; Releases. Each of the individuals holding the positions of a director or officer of the Company in office immediately prior to the Effective Time shall have executed and delivered to Parent a resignation letter and release in the form attached hereto as Exhibit H.

(l)           Required Consents. Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Schedule 7.2(l), each in form and substance reasonably acceptable to Parent.

(m)           Closing Statement. The Company shall have delivered to Parent the Company Closing Statement in accordance with Section 2.10, and Parent shall have received final invoices in respect of all Company Transaction Expenses (which invoices may be in summary form and need not include any time entries or similar detail).

(n)           Good Standing Certificates. Parent shall have received a certificate of good standing from (i) the office of the Secretary of State of the State of Delaware and (ii) the office of the Secretary of State of each state or jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case certifying, as of a date no more than ten (10) Business Days prior to the Closing Date, that the Company is in good standing in such jurisdiction.

(o)           Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Company’s certificate of incorporation and stating that such certificate has not been amended, modified, revoked or rescinded, (ii) an attached copy of the Company’s bylaws and stating that such bylaws have not been amended, modified, revoked or rescinded and (iii) an attached copy of the resolutions of the board of directors of the Company evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded.

(p)           Termination of Terminated Benefit Plans. The Company shall have delivered to Parent satisfactory evidence of the termination or cancellation of all Terminated Benefit Plans in accordance with Section 5.7(b).

(q)           Company PPP Loan. The Company shall have delivered to Parent evidence that an aggregate amount equal to the principal amount of, all accrued and unpaid interest on, and all other amounts incurred and payable in respect of Company PPP Loan has been deposited to an escrow account with or for the benefit of Primary Bank in a manner satisfactory to Parent (the “PPP Loan Escrow Account”) or evidence of forgiveness from Primary Bank of the entire Company PPP Loan, including all accrued and unpaid interest thereon, and all other amounts incurred and payable in respect of the Company PPP Loan.

(r)           Section 280G. The Company shall have delivered to Parent satisfactory evidence of the stockholder vote or analysis required by Section 5.11.

(s)           FIRPTA. Parent shall have received a properly executed certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), and in the form attached hereto as Exhibit I, certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing, in form and substance satisfactory to Parent.

(t)           Exchange of Convertible Notes. The Company shall have completed the exchange and the holders of the convertible notes of the Company described in Section 2.4(c) shall have completed the exchange of such convertible notes for an aggregate 148,006 shares of Company Common Stock in accordance with the terms of Section 2.4(c), and such convertible notes shall have been delivered by the holders thereof to the Company for cancellation.

7.3           Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law:

(a)           Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations of Parent and Merger Sub other than those set forth in Section 4.4 shall be true and correct in all respects (subject only to de minimis exceptions) and (ii) each of the representations and warranties of Parent and Merger Sub, other than such Fundamental Representations, shall be true and correct in all respects, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Parent or Merger Sub; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c)           Exchange Agent Agreement. Parent and the Exchange Agent shall have executed and delivered to Representative the Exchange Agent Agreement.

(d)           Employment Matters. Parent has executed and delivered to each Key Employee the Employment Documents, and the Employment Documents remain in full force and effect, without any such Employment Document having been repudiated or purportedly revoked by Parent.

(e)           Closing Statement. Parent shall have delivered to the Company the Parent Closing Statement in accordance with Section 2.10.

ARTICLE 8

TERMINATION OF AGREEMENT

8.1           Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the delivery of Written Consents, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

8.2           Unilateral Termination.

(a)           Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal.

(b)           Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Eastern time on December 31, 2020 if the conditions to the terminating party’s obligations to Closing under Article 7 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 7 to be fulfilled or satisfied on or before such date.

(c)           The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Effective Time if Parent or Merger Sub has committed a breach of (i) any of their representations or warranties under Article 4, or (ii) any of their covenants under this Agreement, and (A) has not cured such breach within twenty (20) Business Days after the Company has given Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement.

(d)           Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Company has committed a breach of (i) any of its representations or warranties under Article 3, or (ii) any of its covenants under this Agreement, and (A) has not cured such breach within twenty (20) Business Days after Parent has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(d); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to Parent if Parent or Merger Sub are at that time in material breach of this Agreement.

8.3           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, managers, stockholders, members or Affiliates; provided, however, that (a) the provisions of this Section 8.3, Article 11 and all applicable definitions shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from Liability in connection with any Fraud in connection with, or any willful breach of, this Agreement prior to such termination.

ARTICLE 9

NO SURVIVAL/REPRESENTATION AND WARRANTY INSURANCE

9.1           No Survival. All representations and warranties contained in this Agreement shall terminate upon the Closing and shall not survive the Closing for any purpose, and thereafter, except for Fraud, there shall be no Liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. All covenants and agreements contained in this Agreement to be performed in whole at or prior to the Closing shall terminate upon the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. All covenants and agreements contained in this Agreement to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing for the period specified therein; provided, however, that the maximum Liability for breach of any covenant shall not exceed the Merger Consideration and, in the case of any breach by the Company, the Liability shall be several and pro rata and not joint among the Company Stockholders. Notwithstanding the foregoing, the period in which a claim may be brought for a breach of a representation or warranty made by any Company Stockholder or Parent hereunder may be extended, solely for the purpose of claims that may be made under the R&W Policy, in accordance with the terms of the R&W Policy.

9.2           R&W Insurance. The parties acknowledge and agree that the R&W Policy is intended to be a Contract between Parent and the R&W Insurer, separate and apart from this Agreement. As such, notwithstanding anything to the contrary in Section 9.2 or elsewhere in this Agreement, nothing in this Article 9 (including the limitations or exceptions set forth in this Article 9) or elsewhere in this Agreement shall be deemed to limit the rights of Parent and any Affiliates of Parent (including, following the Closing, the Surviving Entity) from making claims as provided for under the R&W Policy, subject to the terms and conditions thereof.

ARTICLE 10

TAX MATTERS

10.1           Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Surviving Entity that are due after the Closing Date.

10.2           Cooperation. Parent and the Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and the Representative shall each retain all Books and Records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for Pre-Closing Tax Periods).

10.3           Tax Audits.

(a)           If notice of any Action or threatened Action with respect to Taxes of the Company (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to defend, the notified party shall notify such other party or parties in writing of such Tax Claim.

(b)           Parent shall have the right to control the conduct of any Tax Claim of the Company. To the extent a Tax Claim relates to Taxes attributable to a Pre-Closing Tax Period, Parent shall (i) keep the Representative reasonably informed of all material developments on a timely basis and (ii) provide to the Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim.

ARTICLE 11

MISCELLANEOUS

11.1           Appointment of Representative.

(a)           By voting in favor of the adoption of this Agreement, executing and delivering a Support Agreement and/or participating in the Merger and receiving the benefits thereof, each Company Stockholder shall be deemed to have approved the designation of, and hereby designates, the Representative as the representative of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder, to act on behalf of each Company Stockholder with the same effect as if taken by the Company Stockholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to institute, make or pursue claims, counterclaims or defenses, enter into, modify, amend, implement or waive any contract, compromise, settle or surrender any disputes or claims or make any other determination or take any other action or assert or compromise any claim in connection with all matters relating to the Merger, this Agreement, the Exchange Agent Agreement, the R&W Policy, and any of the transactions contemplated hereby or thereby, including the receipt and delivery at Closing of certificates and other documents and the giving and receipt of notices by and on behalf of the Company Stockholders for all purposes under Section 2.10 and otherwise under and in relation to this Agreement and the transactions contemplated hereby. The Representative hereby accepts the appointment as “Representative” pursuant to this Agreement effective on the Agreement Date, in accordance with the terms set forth in this Section 11.1.

(b)           Without limiting the foregoing, the Representative is authorized, on behalf of the Company Stockholders, to take any and all actions and make any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Company Stockholder) relating to this Agreement or any of the transactions and other matters contemplated hereby; and (ii) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Company Stockholders and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Representative pursuant to this Section 11.1, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Representative.

(c)           The Company Stockholders recognize and intend that the power of attorney granted in this Section 11.1 and the powers, immunities and rights to indemnification granted to the Representative hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Representative; and (ii) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Company Stockholders and shall be binding on any successor thereto.

(d)           The Representative may engage attorneys, accountants and other professionals and experts. The Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith.

(e)           Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders. Parent may conclusively rely, without independent verification or investigation, upon any action of the Representative as being the binding decision or action of the Company Stockholders, and Parent shall not be liable to any Company Stockholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Representative.

(f)           The Person serving as the Representative may be replaced from time to time by Company Stockholders holding not less than a majority of the Company Capital Stock. After the Effective Time, the Person serving in such capacity up to the Effective Time shall no longer serve as the Representative but shall continue to be entitled to the benefits and protections afforded to the Representative pursuant to this Section 11.1 but shall no longer have the rights and powers of the Representative pursuant to this Agreement, including this Section 11.1. After the Effective Time, the Person designated in the preamble to this Agreement as being the Representative after the Effective Time shall become the Representative and shall have the rights, powers, duties and obligations of the Representative pursuant to this Agreement. In the event that, after the Effective Time, there shall exist any event, any duty or matter requiring the attention of or action or failure to act by the Representative pursuant to this Agreement or any Company Ancillary Agreement, the Representative shall recuse himself from taking any action on the part of Parent or any of its Affiliates, whether as a director, officer or otherwise, relating thereto or, except for being present as may be required for the attainment of a quorum, otherwise participating in any meeting on behalf of Parent or any of its Affiliates, including as a director, officer or otherwise, relating thereto.

(g)           In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful breach on the part of the Representative. The Company Stockholders shall, on a several basis in accordance with their respective Merger Consideration Pro Rata Shares shall indemnify, defend and hold harmless the Representative from and against any and all Losses, Liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative shall reimburse such Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. The Representative shall be entitled to recover any such Representative Losses which are indemnifiable hereunder by recourse directly to the Company Stockholders based on their respective Merger Consideration Pro Rata Shares; provided that this does not prevent the Representative from seeking any remedies available to it at law or otherwise. The foregoing indemnities shall survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(h)           The Representative represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Representative has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder; (ii) the execution, delivery and performance by the Representative of this Agreement and any other applicable Contract, instrument or document contemplated hereby have been duly and validly authorized by the Representative and no other act or proceeding on the part of the Representative or its equity holders is necessary to authorize the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby; and (iii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Representative and constitutes a valid and binding obligation of the Representative, enforceable in accordance with its terms.

11.2           Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware.

11.3           Assignment; Binding Upon Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.4           Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.

11.5           Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, electronic or e-mail in PDF format), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.6           Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The parties hereto agree that the parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7           Amendments and Waivers. This Agreement may be amended in writing by the parties hereto; provided, however, that after the receipt of Written Consent constituting the Stockholder Approval, no amendment shall be made that requires further approval by the Company Stockholders under the DGCL or the Company Charter Documents without obtaining such Stockholder Approval. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

11.8           Expenses. Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.9           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Eastern time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the addresses set forth on Schedule 11.9, or such other addresses as any party may notify the other parties in accordance with this Section 11.9.

11.10                      WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11                      Third-Party Beneficiary Rights. Except as is set forth in Section 5.10, none of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

11.12                      Public Announcement. Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate. Neither the Company nor the Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby without Parent’s prior written consent.

11.13                      Confidentiality. The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any party hereto, it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s rights under Section 11.12. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

11.14                      Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context expressly requires otherwise: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) words importing the masculine gender shall include the feminine and neuter genders, and vice versa; (d) “Dollars” and “$” mean U.S. dollars; (e) references herein to a specific Article, Section, Exhibit or Schedule shall refer, respectively, to an Article, a Section, Exhibit or Schedule of this Agreement; (f) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” or “but not limited to”, as applicable; (g) the word “or” shall be disjunctive but not exclusive; and (h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Each of the parties acknowledges that each party to this Agreement has been represented by legal counsel and tax advisors in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived by all parties.

11.15                      Conflicts Waiver; Privilege.

(a)           Each of the parties acknowledges and agrees that (i) Nixon Peabody LLP (“Nixon”) has acted as counsel to Parent and Merger Sub, (ii) Richards, Layton & Finger, PA (“RLF”), has acted as counsel to the Strategy Committee, and (iii) Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company, each in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Each party hereby (x) consents to the continued representation of the other party by such law firm in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, notwithstanding the fact that such law firm may have represented, and may currently or in the future represent, such party and/or any of its Affiliates with respect to unrelated matters, and (y) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to such law firm that may arise from its representation of the other party in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, including representing the other party against such party and/or any of its Affiliates in litigation, arbitration or mediation in connection therewith. In addition, each party hereby acknowledges that its consent and waiver under this Section 11.15(a) is voluntary and informed, and that it has obtained independent legal advice with respect to this consent and waiver.

(b)           Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Entity, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, the Representative, and/or any Company Stockholder, or any of their respective representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Stockholders, shall be controlled by the Representative on behalf of the Company Stockholders and shall not pass to or be claimed by Parent or the Surviving Entity. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Representative and the Company Stockholders, shall be controlled by the Representative on behalf of the Company Stockholders and shall not pass to or be claimed by Parent or the Surviving Entity.

(c)           Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Entity, on the one hand, and a third party other than the Representative, on the other hand, Parent and the Surviving Entity may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent or the Surviving Entity shall waive such privilege without the prior written consent of the Representative. In the event that Parent or the Surviving Entity is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall promptly (and, in any event, within three (3) Business Days) notify the Company (if prior to Closing) or the Representative (if after Closing) in writing (including by making specific reference to this Section 11.15(c)) so that the Company or the Representative, as applicable, can seek a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith.

(d)           To the extent that files or other materials maintained by Goodwin constitute Deal Communications, only the Representative shall hold property rights therein and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Parent or the Company, on the other hand.

(e)           Parent agrees that it shall not, and that it shall cause the Surviving Entity not to, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Representative waive the attorney-client or other privilege, or by otherwise asserting that Parent or the Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin.

11.16                      Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Disclosure Schedules, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

ZOOM TELEPHONICS, INC.

By: /s/ Jacquelyn Barry Hamilton
Name: Jacquelyn Barry Hamilton
Title: Chief Financial Officer

MERGER SUB:

ELM ACQUISITION SUB, INC.

By: /s/ Jacquelyn Barry Hamilton
Name: Jacquelyn Barry Hamilton
Title: Authorized Officer

COMPANY:

MINIM INC.

By: /s/ Graham Chynoweth
Name: Graham Chynoweth
Title: Chief Executive Officer

REPRESENTATIVE UNTIL THE EFFECTIVE TIME:

/s/ Graham Chynoweth
Name: Graham Chynoweth

REPRESENTATIVE AFTER THE EFFECTIVE TIME:

/s/ David Aronoff
Name: David Aronoff

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Defined Terms

“Accounting Principles” means GAAP, applied in a manner consistent with the Company’s historical accounting methods, principles and practices.

 “Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of any securities of the Company or Parent or any tender offer or exchange offer for outstanding securities of the Company or Parent or any merger, consolidation, business combination or similar transaction involving the Company or any of its securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any of the assets of the Company or Parent in any single transaction or series of transactions (other than in the ordinary course of business), or (iii) any other transaction outside of the ordinary course of business the consummation of which would materially impede, interfere with, prevent or delay, or would reasonably be expected to materially impede, interfere with, prevent or delay, the consummation of the Merger or the other transactions contemplated hereby.

“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, dispute, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Entity following the Effective Time.

“Agreement” has the meaning provided in the Preamble.

“Agreement Date” has the meaning provided in the Preamble.

“Balance Sheet Date” means September 30, 2020.

“Board Approval” has the meaning provided in Section 3.3(c).

“Book-Entry Share” has the meaning set forth in Section 2.3(c).

“Books and Records” has the meaning provided in Section 3.18(a).

“Bribery Act” has the meaning provided in Section 3.23(a).

“Business” means the business of the Company as presently conducted and as conducted as of the Closing Date, including the provision of (i) technology and services related to revenue cycle management and (ii) any of the Company Offerings.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts.

“Canceled Shares” has the meaning provided in Section 2.3(a).

“CARES Act” has the meaning provided in Section 3.25.

“CCPA” has the meaning provided in the definition of “Privacy Laws”.

“Certificate” has the meaning set forth in Section 2.3(c).

“Certificate of Merger” has the meaning provided in Section 2.1.

“Charter Documents” has the meaning provided in Section 3.1.

“Claims” has the meaning set forth in Section 6.4(e)(i).

“Closing” has the meaning provided in Section 2.1.

“Closing Date” has the meaning provided in Section 2.1.

“Closing Employee Payment” means: (i) any severance, retention, bonus, change in control or other similar payment or benefit obligation arising or being accelerated as a result of the Merger, this Agreement or the transactions contemplated by this Agreement; (ii) any unpaid compensation, wages, bonus amounts, plan contributions or premiums, commission amounts, vacation and paid-time-off entitlements and the like for any employee attributable to any period prior to the Closing Date (whether or not accrued and whether or not due or payable as a result of the Merger); and (iii) the employer portion of any payroll, employment, or similar Tax related to any of the foregoing payments.

“Closing Payment” has the meaning provided in Section 2.6(b).

“Closing Reference Price” means $2.3498 per share of Parent Common Stock, as adjusted, with respect to any calculations made in respect to calculations made after the Effective Time, to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Common Stock occurring after the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means Software that are licensed or made available to Company pursuant to a Contract that meets the following conditions: (i) such Contract grants a non-exclusive license to download or use generally commercially available, non-customized Software subject to terms and conditions that are non-negotiated, including, without limitation, with respect to pricing terms, (ii) such Software is not included, incorporated or embedded in any Company Offering or distributed to any third parties, (iii) such Software is not Open Source Software, (iv) such Contract does not require the Company to pay any ongoing fees that exceed Ten Thousand Dollars ($10,000) per year and was not originally licensed by the Company for a one-time license fee of more than Fifty Thousand Dollars ($50,000), and (v) the Company uses such Software in the Ordinary Course of Business.

“Company” has the meaning provided in the Preamble.

“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Application” has the meaning provided in Section 3.25.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.

“Company Benefit Arrangement” has the meaning provided in Section 3.17(h).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Statement” has the meaning provided in Section 2.10.

“Company Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company Customer” has the meaning provided in Section 3.21(a).

“Company Data” means all data, meta-data, or information (i) transmitted to the Company or any of its subcontractors or agents by users or customers of any of the Company’s Offering, or (ii) contained in any IT Systems or other databases of the Company or any of its subcontractors or agents (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Offering or Company Software) and all other information, data and compilations thereof used by, or necessary to the Business.

“Company Employee Agreement” means each employment, retention, change in control, severance, Tax gross-up, consulting, relocation or other similar Contract between the Company, on the one hand, and any employee, officer, independent contractor, director or other service provider of the Company, on the other hand.

“Company Employee Plan” means, other than a Company Employee Agreement, each pension benefit, 401(k), profit sharing, retirement, deferred compensation, welfare, insurance, health benefit, sick or disability pay, cafeteria, fringe benefit, death benefit, membership interest, unit, option or other equity-based compensation, bonus, incentive compensation, vacation or other paid-time off, change of control, severance or retention pay and other similar plans, programs and agreements, whether reduced to writing or not, maintained or contributed by the Company or any ERISA Affiliate that relate to the current or former employees, contractors, or directors of the Company or any ERISA Affiliate, or with respect to which the Company or ERISA Affiliate has any current or potential Liability.

“Company Financial Statements” means, collectively, the (i) unaudited balance sheet of the Company as of December 31, 2019 and the related statements of income (loss), stockholders’ equity (deficit) and cash flows for the fiscal year ended December 31, 2019; and (ii) the Company Balance Sheet and the related the related statement of income (loss), stockholders’ equity (deficit) and cash flows for the nine (9) month period ended September 30, 2020.

“Company Intellectual Property Right” means any Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, or exclusively licensed to, the Company, including any Intellectual Property Right incorporated into any Company Offering or Company Data.

“Company Material Contract” means any (i) Contract listed or required to be listed on Schedule 3.8, Schedule 3.12 or Schedule 3.14 (whether or not so listed) and (ii) any Contract between the Company, on the one hand, and any Significant Customer or Significant Supplier, on the other hand.

“Company Offering” means (i) any Company Software, product (including any application programming interface (API) and any software development kit (SDK)) or service (including hosted software or cloud services) offered, licensed, provided, sold or distributed by or for the Company, whether already developed or otherwise under development, (ii) each website owned, maintained, or operated by or on behalf of the Company, and (iii) the Company Data.

“Company PPP Loan” has the meaning provided in Section 3.25.

“Company Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share.

“Company Restricted Stock” has the meaning provided in Section 2.4(b).

“Company Stockholders” means each of the holders of Company Common Stock and/or Company Preferred Stock.

“Company Stock Option” has the meaning provided in Section 2.4(a).

“Company Stock Plan” means any plan, arrangement(s) or agreement(s) by which compensation in the form of direct or indirect equity in the Company (including without limitation Company Stock Options, restricted stock, phantom stock, or stock units) is provided to employees, directors, consultants, or other service providers to the Company.

“Company Software” means all Software owned by or developed by the Company.

“Company Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including, without duplication: (i) all fees and expenses of any investment banker, financial advisor, legal counsel, accountant or other professional advisor; (ii) fifty percent (50%) of the estimated fees and expenses of the Exchange Agent; (iii) all Closing Employee Payments; (iv) all amounts due and owing in connection with the termination of any Terminated Benefit Plan, as is described in Section 5.7(b); and (v) any payment, consideration, costs or fees associated with obtaining any permits, authorizations, consents, waivers, orders or approvals of, or making any filings or providing notices to, any Governmental Authority or any other Person in connection with the Merger and the transactions contemplated hereby.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, by and between Parent and the Company, dated as of September 24, 2020.

“Contract” means any legally-binding written or oral contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders).

“Copyright” means any copyright, mask work right, exclusive exploitation right, or similar or equivalent right with respect to works of authorship and mask works and any registration of the foregoing or application for the foregoing (including any moral or economic right, however denominated).

“Deal Communications” has the meaning provided in Section 11.15(b).

“DGCL” has the meaning provided in the Recitals.

“Disclosure Schedules” has the meaning provided in Article 3.

 “Dissenting Shares” has the meaning provided in Section 2.7.

“D&O Indemnified Parties” has the meaning provided in Section 5.10.

“Domain Name” means any website domain name, uniform resource locator or other name or locator associated with the Internet or social media identifier.

“Effective Time” has the meaning provided in Section 2.1.

“Employment Documents” has the meaning provided in the Recitals.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, Action, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset.

“Environmental Law” means any Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to any emission, discharge, release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated Company Transaction Expenses” has the meaning provided in Section 2.10.

“Estimated Parent Transaction Expenses” has the meaning provided in Section 2.10.

“Exchange Agent” has the meaning provided in Section 2.5(a).

“Exchange Agent Agreement” has the meaning provided in Section 2.5(a).

“Exchange Fund” has the meaning provided in Section 2.5(a).

“Exchange Ratio” means 0.80106.

“Executory Period” has the meaning provided in Section 5.1.

“FCPA” has the meaning provided in Section 3.23(a).

“FINRA” has the meaning set forth in Section 6.4(c)(iii).

“Form S-1” means a Registration Statement on Form S-1, under the Securities Act, or any successor forms thereto.

“Foreign Person” has the meaning provided in Section 3.23(a).

“Fraud” means, with respect to a Person, any knowing (with actual knowledge) and intentional misrepresentation or omission of material facts with an intent to deceive that constitutes actionable fraud under Delaware Law; provided, however that the foregoing shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Subsidiaries), 3.3 (Power, Authorization and Validity), 3.4 (Capitalization of the Company; Indebtedness), 3.5 (No Conflict; Consents), 3.7 (Taxes), 3.26 (No Brokers), 4.1 (Organization and Good Standing), 4.2 (Subsidiaries), 4.3 (Power, Authorization and Validity), 4.4 (No Conflict; Consents) and 4.16 (No Brokers).

“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date, consistently applied.

“GDPR” has the meaning provided in the definition of “Privacy Laws”.

“General Enforceability Exceptions” has the meaning provided in Section 3.3(b).

“Goodwin” has the meaning provided in Section 11.15(a).

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government or (ii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).

“Governmental Permits” has the meaning provided in Section 3.16(b).

“Hazardous Materials” means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“HIPAA” means the Administrative Simplification provisions of title II, subtitle F, of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191), the Health Information Technology for Economic and Clinical Health Act, included in division A, title XIII, subtitle D of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), and all rules and regulations promulgated thereunder, including the requirements of 45 CFR Parts 160, 162 and 164.

“Indebtedness” means, without duplication, (i) all obligations (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business that are not then past due, but including all seller notes and “earn-out” payments), (iii) all obligations of the Company under any lease which is required to be classified as a capital lease in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any consent of any counterparty with respect to any such Indebtedness, and (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.

“Information Statement” has the meaning provided in Section 5.4(b).

“Insurance Policies” has the meaning provided in Section 3.19.

“Intellectual Property Right” means all (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including any registration of such right or any application to register such right, (iv) industrial designs right or registration of such right and any application to register such right, (v) right with respect to any Marks, and any registration for any Mark and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) rights with respect to any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) rights with respect to any Proprietary Information, including any right to limit the use or disclosure of Proprietary Information by any Person, (viii) rights with respect to any database, including any registration of such right and any application to register such right, (ix) rights of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral rights, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any rights equivalent or similar to any of the foregoing.

“Internal Controls” has the meaning provided in Section 3.18(b).

“Invention Assignment Agreement” has the meaning provided in Section 3.14(i).

“Investor” has the meaning provided in Section 7.2(i).

“Investor Non-Solicitation Agreement” has the meaning provided in Section 7.2(i).

“Investor Questionnaires” has the meaning provided in Section 5.6(a).

“IRS” means the United States Internal Revenue Service.

“IT System” means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Business.

“Key Employee” means each Person identified on Schedule 1.1(b).

“Knowledge of the Company” means the actual knowledge of Graham Chynoweth and Sean Doherty and the actual knowledge that any such Person should have had following a reasonable investigation in the course of such Peron’s duties on behalf of the Business.

“Law” means any law, statute, ordinance, regulation, rule, order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), of any Governmental Authority.

“Letter of Transmittal” has the meaning provided in Section 2.5(b).

“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.

“Licensed IP” has the meaning provided in Section 3.14(c).

“Lock Up Period” has the meaning provided in Section 6.4(b).

“Losses” means, collectively, any and all deficiencies, judgments, settlements, Actions or threatened Actions, assessments, Liabilities, losses, claims, damages, interest, fines, penalties, costs, Taxes, and expenses of any kind or nature (including reasonable legal, accounting and other costs and expenses of professionals, and those incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing, and in seeking and enforcing rights to indemnification hereunder); provided that “Losses” shall not include punitive damages except those awarded to a third party in connection with a third party claim.

“Major Stockholders” has the meaning provided in the Recitals.

“Mark” means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets, Liabilities, business, employees, management, operations or results of operations of such entity or the business thereof, taken as a whole; provided, however, that in no event shall any Effect arising out of or in connection with or resulting from any of the following be deemed, either alone or in combination, to constitute, a Material Adverse Effect with respect to such entity: (i) changes in general economic or political conditions, (ii) changes affecting such entity’s industry generally, (iii) any acts of war or terrorism, (iv) changes in Law or GAAP occurring after the Agreement Date, (v) adverse changes in general financial or capital market conditions, including interest rates or currency exchange rates, or (vi) any earthquake, hurricane or other natural disaster, weather-related event, act of God or global pandemics, including the COVID-19 pandemic, and compliance with any declaration of martial law, quarantine or similar binding directive, or any guidance, policy or other similar action by any Governmental Authority.

“Merger” has the meaning provided in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Consideration Pro Rata Share” means with respect to each Company Stockholder, a fraction (expressed as a percentage), (a) the numerator of which is the number of shares of Company Capital Stock held by such Company Stockholder and (b) the denominator of which is the aggregate number of shares of Company Capital Stock.

“Merger Sub” has the meaning provided in the Preamble.

“Merger Sub Ancillary Agreements” means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“MTRLC” has the meaning set forth in Section 4.2.

“Nixon” has the meaning provided in Section 11.15(a).

“Open Source Software” means all Software that contains any open source code, free code, community source code or similar software code or is otherwise distributed as “open source software” or freeware, shareware or public library software, or other software under a similar licensing or distribution model, the terms of which impose any restrictions on the use of any Software in the Business, requires Company to make object or source code available to third parties or which in any way limit the Company’s ownership of and freedom to act regarding any Intellectual Property Right associated with such Software or Company Offering that the Company has developed using or incorporating such third party software or work.

“Ordinary Course of Business” means a course of business that is in the ordinary course of business of the Company, consistent with the past custom and practices of the Company and the Business, including with respect to frequency and amounts.

“Owned Company IP” has the meaning provided in Section 3.14(c).

“Parent” has the meaning provided in the Preamble.

“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Application” has the meaning provided in Section 4.15.

“Parent Closing Statement” has the meaning provided in Section 2.10.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Parent Equity Awards” means a Parent Stock Option or a share of Parent Restricted Stock, as the case may be.

“Parent Indemnified Party” means each of Parent and its Affiliates (including, following the Effective Time, the Surviving Entity) and its and their respective officers, managers, directors, and employees.

“Parent PPP Loan” has the meaning provided in Section 4.15.

“Parent Restricted Stock” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted by Parent.

“Parent SEC Reports” has the meaning provided in Section 4.8.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the following plans, in each case as amended: Zoom Telephonics, Inc. 2019 Stock Option Plan and Zoom Telephonics, Inc. 2019 Directors Stock Option Plan.

“Parent Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, Parent or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including, without duplication: (i) all fees and expenses of any investment banker, financial advisor, legal counsel, accountant or other professional advisor; (ii) fifty percent (50%) of the estimated fees and expenses of the Exchange Agent; and (iii) any payment, consideration, costs or fees associated with obtaining any permits, authorizations, consents, waivers, orders or approvals of, or making any filings or providing notices to, any Governmental Authority or any other Person in connection with the Merger and the transactions contemplated hereby.

“Party Representatives” has the meaning provided in Section 5.5(a).

“Patent” means any patent or patent application, utility model or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

“Permitted Encumbrance” means (i) any lien for Taxes not yet due or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves (as determined in accordance with GAAP) have been established on the most recently dated Company Financial Statements; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) with respect to any real property leased by the Company, (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (iii) would, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Business; and (iv) in the case of equity securities, restrictions arising under applicable securities Laws.

“Permitted Transferee” has the meaning provided in Section 6.4(b)(A).

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any applicable Privacy Laws. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Offering, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PPP Loan Escrow Account” has the meaning provided in Section 7.2(q).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

 “Privacy Law” means any applicable Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including, without limitation, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Video Privacy Protection Act, the Communications Decency Act, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, HIPAA, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any Law or regulation implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time), the California Consumer Privacy Act (“CCPA”) applicable industry standards, including the Payment Card Industry Standard, regulatory and self-regulatory guidelines and codes, and all consumer protection or privacy laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information (including employee data), and published interpretations by Governmental Authorities of any of the foregoing.

“Private Transaction” has the meaning provided in Section 6.4(b)(B).

“Privileged Deal Communications” has the meaning provided in Section 11.15(b).

“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how or other confidential and proprietary information.

“R&W Insurer” means Dual Transactional Risk.

“R&W Policy” means a representations and warranties insurance policy issued in the name of Parent, substantially in the policy form attached hereto as Exhibit K, the cost of which shall be paid entirely by Parent.

“Registered Company Intellectual Property Right” means (i) any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company, and (ii) any other application and registration filed by or on behalf of the Company (or otherwise authorized by or in the name of the Company) with respect to any Company Intellectual Property Right.

“Registrable Securities” means the Parent Common Stock issued solely pursuant to this Agreement as of the Closing Date, in respect of which the holders thereof shall have delivered to Parent their agreement to be bound by the terms of Article 6 hereof; provided, however, that any such securities shall cease to be Registrable Securities when (i) a Securities Act registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 under the Securities Act, as such rule may be amended from time to time, or any other similar regulation hereafter adopted by the SEC (“Rule 144”), or (iii) after such time as the Registrable Securities become eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144 or Rule 145 under the Securities Act, as such rule may be amended from time to time, or any other similar regulation hereafter adopted by the SEC (“Rule 145”) and Parent has caused its transfer agent to remove any legends notated on the Registrable Securities pursuant to Section 6.3; provided further, however, that if such securities become ineligible for resale pursuant to Rule 144 or Rule 145 under the foregoing circumstances due to the holder thereof being deemed an Affiliate of Parent, such securities shall again become Registrable Securities until such time as they thereafter cease to be Registrable Securities pursuant to any of the foregoing clauses (i), (ii) or (iii).

“Registration Period” means the later of (i) one hundred eighty (180) days following the Effective Time and (ii) one hundred eighty (180) days following the filing of a Form 8-K by Parent containing the audited financial statements of the Company, as may be necessary for Parent to comply with its SEC reporting and disclosure requirements.

“Registration Statement” means each of the following: a Registration Statement contemplated by Section 6.4 of this Agreement, including, in each case, the prospectus, amendments and supplements to each such registration or prospectus (including any substitute or replacement of any of the foregoing), and any pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Related Parties” has the meaning provided in Section 3.8.

“Released Matters” has the meaning provided in Section 5.12(a).

“Released Party” has the meaning provided in Section 5.12(a).

“Releasing Party” has the meaning provided in Section 5.12(a).

“Representative” has the meaning provided in the Preamble.

“Representative Losses” has the meaning provided in Section 11.1(g).

“Requisite Stockholders” means those Company Stockholders that hold at least (i) a majority in voting power of the outstanding stock of the Company entitled to vote thereon, (ii) a majority in voting power of the outstanding Company Common Stock entitled to vote thereon, (iii) a majority in voting power of the outstanding Company Common Stock and of the outstanding shares of Company Preferred Stock (voting together as a single class and not as separate series, and on an as converted to the Company Common Stock basis) and (iv) sixty percent (60%) of the then outstanding shares of Company Preferred Stock (voting together as a single class and not as separate series, and on an as converted to the Company Common Stock basis).

“RLF” has the meaning provided in Section 11.15(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreements” has the meaning provided in Section 3.14(n).

“Significant Customer” has the meaning provided in Section 3.21(a).

“Significant Supplier” has the meaning provided in Section 3.21(b).

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing, including, in each case, for the avoidance of doubt, any Software hosted or “software-as-a-service” basis.

“Standard EULAs” has the meaning provided in Section 3.12(d).

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Stockholder Approval” has the meaning provided in Section 3.3(d).

“Strategy Committee” has the meaning provided in the Recitals.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by the Company, or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Support Agreement” has the meaning provided in the Recitals.

“Surviving Entity” has the meaning provided in the Recitals.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.

“Tax Claim” has the meaning provided in Section 10.3(a).

“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, or Tax allocation agreement (other than any commercial agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

“Terminated Agreement” has the meaning provided in Section 7.2(j).

“Terminated Benefit Plan” has the meaning provided in Section 5.7(b).

“Third-Party Platform” means any other Person’s device, platform, server, application, operating system, website, networked physical object (including Internet of Things (IoT)), software as a service, platform as a service, infrastructure as a service, cloud service or similar service.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option, right or contract to purchase, or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from any user of any website or any Company Offering.

“VAT” means any ad valorem, value added, goods and services or similar Tax.

“Virtual Data Room” has the meaning provided in Article 3.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.

“Written Consent” has the meaning provided in the Recitals.